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                           LOAN AND SECURITY AGREEMENT

                                  by and among

                             BELL MICROPRODUCTS INC.
                     BELL MICROPRODUCTS - FUTURE TECH, INC.
                                RORKE DATA, INC.
                   BELL MICROPRODUCTS CANADA - TENEX DATA ULC
                                  as Borrowers

                         BELL MICROPRODUCTS CANADA INC.
                                  as Guarantor

                                       and

                            FIRST UNION NATIONAL BANK
                               as Principal Agent

                                       and

                    CONGRESS FINANCIAL CORPORATION (WESTERN)
                      As Co-Agent and Administrative Agent

                                       and

                              BANK OF AMERICA, N.A.
                                   as Co-Agent

                                       and

                     THE FINANCIAL INSTITUTIONS NAMED HEREIN
                                   as Lenders

                            Dated as of May 14, 2001
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                                    INDEX TO
                             EXHIBITS AND SCHEDULES

                  Exhibit A                 Form of Assignment and Acceptance

                  Exhibit B                 Form of Compliance Certificate

                  Exhibit C                 Form of RSA Subordination Agreement

                  Schedule 1.40             List of Existing Lender Agreements

                  Schedule 1.41             Existing Lenders

                  Schedule 6.6              Authorized Persons

                  Schedule 8.1              Subject Subsidiaries

                  Schedule 8.3              List of Locations

                  Schedule 8.4              Existing Liens

                  Schedule 8.6              Pending Litigation

                  Schedule 8.8              Environmental Matters

                  Schedule 8.10             List of Bank Accounts

                  Schedule 8.11             Intellectual Property

                  Schedule 8.15             Capitalization

                  Schedule 8.16             Labor Disputes

                  Schedule 8.17             Corporate Name; Prior Transactions

                  Schedule 9.9              Existing Indebtedness

                  Schedule 9.10             Loans, Investments, Guarantees
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                           LOAN AND SECURITY AGREEMENT

         This Loan and Security Agreement, dated as of May 14, 2001, is entered into by and among Bell Microproducts Inc., a California corporation ("Borrower Agent"), Bell Microproducts - Future Tech, Inc., a California corporation ("Future Tech"), Rorke Data, Inc., a Minnesota corporation ("Rorke"), Bell Microproducts Canada - Tenex Data ULC, a Nova Scotia unlimited liability company ("Tenex", and together with Borrower Agent, Future-Tech and Rorke individually, a "Borrower" and collectively, "Borrowers"), Bell Microproducts Canada Inc., a California corporation ("Guarantor"), the financial institutions from time to time parties hereto as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a "Lender" and collectively, "Lenders"), First Union National Bank, in its capacity as principal agent for Lenders (in such capacity, "Principal Agent"), Bank of America, N.A., and Congress Financial Corporation (Western), a California corporation, in their respective capacities as agent for Lenders (each, in such capacity, a "Co-Agent" and together the "Co-Agents"), and Congress Financial Corporation (Western) in its capacity as administrative, collateral and syndication agent for Lenders (in such capacity, "Administrative Agent").

                              W I T N E S S E T H:

         WHEREAS, Borrower Agent owns all of the issued and outstanding Capital Stock (as defined below) of Future Tech, Rorke and Guarantor, and Guarantor owns all of the issued and outstanding Capital Stock of Tenex; and

         WHEREAS, Borrowers and Guarantor operate as an integrated business unit, and the financial success of each of them is dependent upon the financial success of each other; and

         WHEREAS, Borrowers and Guarantor have requested that Principal Agent, Administrative Agent, Co- Agents and Lenders enter into certain financing arrangements with Borrowers pursuant to which Lenders may make loans and provide other financial accommodations to Borrowers; and

         WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein, Principal Agent is willing to act as principal agent for Lenders, Co-Agents are willing to act as agents for Lenders, and Administrative Agent is willing to act as administrative, collateral and syndication agent for Lenders, all on the terms and conditions set forth herein and in the other Financing Agreements;

         NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

         For purposes of this Agreement, the following terms shall have the respective meanings given to them below:
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         1.1 "Accounts" shall mean all present and future rights of Borrowers to payment for goods sold or leased or for services rendered, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance.

         1.2 "Acquisition Loans" shall have the meaning set forth in Section 2.3 of this Agreement.

         1.3 "ACH Transactions" shall mean any cash management or related services, including the automatic clearing house transfer of funds by either Co-Agent or any of their respective Affiliates for the account of any of the Borrowers or Guarantor pursuant to agreement or overdrafts.

         1.4 "Adjusted Eurodollar Rate" shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage. For purposes hereof, "Reserve Percentage" shall mean the reserve percentage, expressed as a decimal, prescribed by any United States or foreign banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans. The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

         1.5 "Administrative Agent" shall have the meaning set forth in the introductory paragraph hereof.

         1.6 "Affiliates" shall mean, with respect to a specified Person, a partnership, corporation or any other person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds five percent (5%) or more of any class of voting securities of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds five percent (5%) or more of any class of voting securities or in which such Person beneficially owns or holds five percent (5%) or more of the equity interests and (c) any director or officer of such Person. For the purposes of this definition, the term "control" (including with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

         1.7 "Assignment and Acceptance" shall mean an Assignment and Acceptance substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Administrative Agent in connection with an assignment of a Lender's interest hereunder in accordance with the provisions of
Section 13.6 hereof.

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         1.8 "Bank Products" shall mean any one or more of the following types of services of facilities extended to the Borrower by either of the Co-Agents or any of their respective Affiliates in reliance on such Co-Agent's agreement to indemnify such Affiliate: (a) credit cards, (b) ACH Transactions, (c) Interest Rate Transactions, and (d) foreign exchange contracts.

         1.9 "Bank Product Reserve" shall mean any and all reserves that the Administrative Agent may establish from time to time, in its sole discretion, for the Bank Products then provided and outstanding.

         1.10 "Blocked Accounts" shall have the meaning set forth in Section 6.3 hereof.

         1.11 "Bonded Inventory" means Inventory held for a specific customer, which customer is deemed credit-worthy by Administrative Agent in its reasonable discretion, and is subject to binding customer purchase orders that may not be cancelled and that provide that the Inventory may not be returned.

         1.12 "Borrower" shall have the meaning set forth in the introductory paragraph hereof.

         1.13 "Borrowing Base" shall mean at any time: (a) the sum of: (i) eighty-five percent (85%) of the Net Amount of the Eligible Accounts of Borrowers, provided that Revolving Loans made in respect of Eligible Accounts that are Foreign Accounts shall not exceed Twenty Million Dollars ($20,000,000); plus (ii) the lowest of (A) fifty percent (50%) multiplied by the Value of the Eligible Inventory of Borrowers or (B) eighty-five percent (85%) of the Net Recovery Percentage multiplied by the Value of the Inventory of Borrowers or (C) the Inventory Loan Limit, minus (b) reserves to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof, minus (c) the Dilution Reserve, minus (d) the Priority Payables Reserve, minus (e) the Bank Products Reserve, minus (f) all other reserves (including, without limitation, reserves with respect to security interests or liens of third parties permitted hereunder or in connection with litigation) which Administrative Agent may, in good faith, deem necessary or desirable to maintain, including, without limitation, reserves for any amounts which Administrative Agent or any Lender may need to pay in the future for the account of any Borrower or Guarantor. Without limiting the reserves Administrative Agent may establish pursuant to clause (f) above, Administrative Agent may establish reserves for (u) payments owing to the RSA and its Affiliates, whether under the RSA Note or otherwise, (v) payments that may become due and payable by any Borrower under any foreign exchange contract upon the commencement of any foreign exchange contracts), (w) any exposure of any Borrower on account of settlements on foreign exchanges, (x) daylight overdrafts on foreign exchanges, (y) past due trade payables, and (z) book overdrafts and held checks.

         1.14 "Business Day" shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of New York, the State of California or the State of North Carolina, and a day on which Administrative Agent and each Lender is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

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         1.15 "Capital Expenditures" shall mean all expenditures for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of increased product service charges, offset items or otherwise and shall include capitalized lease payments.

         1.16 "Capitalized Lease Obligations" shall mean any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purposes of this Agreement, the amount of such obligation at any date shall be capitalized amount thereof at such date, determined in accordance with GAAP.

         1.17 "Capital Stock" shall mean, with respect to any Person, any and all shares, interests, participations, limited liability company interests or other equivalents (however designated) of such Person's capital stock at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

         1.18 "Cash Equivalents" shall mean any of the following: (a) any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof; (b) investments in time deposit accounts, certificates of deposit and money market deposits maturing within one hundred eighty (180) days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Exchange Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor; (c) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above; (d) investments in commercial paper, maturing not more than ninety (90) days after the date of acquisition, issued by a corporation (other than an Affiliate of any Borrower or Guarantor) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investor Service, Inc. or "A-1" (or higher) according to Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc.; and (e) investments in securities with maturities of six (6) months or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group, a division of McGraw Hill Companies, Inc. or "A" by Moody's Investor Service, Inc.

         1.19 "Change of Control" shall mean (a) the liquidation or dissolution of any Borrower or Guarantor or the adoption of a plan by the stockholders of any Borrower or Guarantor relating to the dissolution or liquidation of such Borrower or Guarantor; (b) during any period of two (2)

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years, individuals who at the beginning of such period constituted the Board of
Directors of Borrower Agent, any Borrower or Guarantor (together with any new directors whose nomination for election was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower Agent, any Borrower or Guarantor, as the case may be, then still in office; and (c) the failure of Borrower Agent to own, directly or indirectly, fifty-one percent (51%) of the voting power of the total outstanding voting stock of each other Borrower or Guarantor, other than pursuant to a transfer of such outstanding voting stock to any Borrower or Guarantor and other than pursuant to a sale of the voting stock of any Borrower or Guarantor consented to by Administrative Agent and Required Lenders.

         1.20 "Closing Date" shall mean the date of the first to occur of the making of the initial Loan or the issuance of the initial Letter of Credit Accommodation.

         1.21 "Co-Agent" and "Co-Agents" shall have the meanings set forth in the introductory paragraph hereof.

         1.22 "Code" shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.23 "Collateral" shall have the meaning set forth in Section 5 hereof.

         1.24 "Collateral Access Agreement" shall mean an agreement in writing, in form and substance satisfactory to Administrative Agent, from any lessor of premises to any Borrower or Guarantor, or any other person to whom any Collateral (including Inventory, Equipment, bills of lading or other documents of title) is consigned or who has custody, control or possession of any such Collateral or is otherwise the owner or operator of any premises on which any of such Collateral is located, pursuant to which such lessor, consignee or other person, inter alia, acknowledges the first priority security interest of Administrative Agent in such Collateral, agrees to waive any and all claims such lessor, consignee or other person may, at any time, have against such Collateral, whether for processing, storage or otherwise, and agrees to permit Administrative Agent access to, and the right to remain on, the premises of such lessor, consignee or other person so as to exercise Administrative Agent's rights and remedies and otherwise deal with such Collateral and in the case of any person who at any time has custody, control or possession of any bills of lading or other documents of title, agrees to hold such bills of lading or other documents as bailee for Administrative Agent and to follow all instructions of Administrative Agent with respect thereto.

         1.25 "Commitment" shall mean, as to any Lender, the Revolving Loan Commitment of such Lender.

         1.26 "Consolidated Net Worth" shall mean, with respect to any Person at any time, the remainder at such time, determined on a consolidated basis, in accordance with GAAP, of (a) the total assets of such Person and its Subsidiaries, minus (b) the total liabilities of such Person and its Subsidiaries.

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         1.27 "Credit Facility" shall mean the Revolving Credit Facility.

         1.28 "Customs Broker" shall mean any person selected by any Borrower after written notice by such Borrower to Administrative Agent who is reasonably acceptable to Administrative Agent to perform port of entry services to process Inventory imported by such Borrower from outside the United States of America and to supply facilities, labor and materials to such Borrower in connection therewith, provided that as to each such person (a) Administrative Agent shall have received a Collateral Access Agreement duly authorized, executed and delivered by such person, (b) such agreement is in full force and effect and (c) such person shall be in compliance in all material respects with the terms thereof.

         1.29 "Defaulting Lender" shall have the meaning set forth in Section
6.12 hereof.

         1.30 "Dilution" shall mean for any period, the fraction, expressed as a percentage, the numerator of which is the aggregate amount of non-cash reductions in the Accounts of any Borrower for such period and the denominator of which is the aggregate dollar amount of the sales of such Borrower for such period.

         1.31 "Dilution Reserve" shall mean a reserve in amounts reasonably established by Administrative Agent in good faith to reflect that Dilution with respect to any category of Eligible Accounts as calculated by Administrative Agent for any period is or is reasonably anticipated to be greater than five percent (5%).

         1.32 "Disqualified Borrower" shall mean any Borrower with respect to which an event has occurred or a condition exists that has had or can reasonably be expected to have a Material Adverse Effect on such Borrower.

         1.33 "Dollars" or "$" shall mean United States dollars.

         1.34 "Eligible Accounts" shall mean, as to each Borrower, Accounts created by such Borrower which are and continue to be acceptable to Administrative Agent (in the exercise of its good faith commercial judgment) based on the criteria set forth below. In general, Accounts shall be Eligible Accounts if:

                  (a) such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

                  (b) such Accounts do not remain unpaid more than sixty (60) days after the original due date thereof or more than ninety (90) days after the original invoice date thereof;

                  (c) such Accounts are owed by an account debtor where less than fifty percent (50%) of the total Accounts owed by that account debtor and its Affiliates remain unpaid more than the number of days specified in clause
(b) above;

                  (d) such Accounts comply with the terms and conditions contained in Section 7.2(c) of this Agreement;

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
                  (e) such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, sale on evaluation, sale of replacement parts, or other terms under which payment by the account debtor may be conditioned or contingent;

                  (f) the chief executive office or other principal office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided that at any time promptly upon Administrative Agent's request, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be reasonably required by Administrative Agent to perfect the security interests of Administrative Agent in those Accounts of an account debtor with its chief executive office or principal place of business in Canada in accordance with the applicable laws of the Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Administrative Agent may reasonably request to enable Administrative Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada), or the Account is a Foreign Account and at least one of the following facts is true:
(A) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank reasonably satisfactory to Administrative Agent and payable only in the United States of America and in U.S. dollars, sufficient to cover such Account, in form and substance reasonably satisfactory to Administrative Agent and if required by Administrative Agent, the original of such letter of credit has been delivered to Administrative Agent or Administrative Agent's agent and the issuer thereof notified of the assignment of the proceeds of such letter of credit to Administrative Agent, or (B) such Account is subject to credit insurance payable to Administrative Agent issued by an insurer and on terms and in an amount acceptable to Administrative Agent, or
(C) such Account is otherwise acceptable in all respects to Administrative Agent (subject to such lending formula with respect thereto as Administrative Agent may determine);

                  (g) the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and does not have, and does not engage in transactions which may give rise to, any right of setoff against such Accounts, except the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor may be deemed Eligible Accounts;

                  (h) there are no facts, events or occurrences which would impair the validity, enforceability or collectability of an Account or reduce the amount payable or delay payment thereunder;

                  (i) such Accounts are subject to the first priority, valid and perfected security interest of Administrative Agent (for itself and the ratable benefit of Lenders) and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any liens except those permitted in this Agreement;

                  (j) neither the account debtor nor any officer or employee of the account debtor with respect to such Accounts is an Affiliate of any Borrower or Guarantor;

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                  (k) the account debtors with respect to such Accounts are not any foreign government, the United States of America, the federal government of Canada, any State or Province, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, the federal government of Canada, any State or Province, political subdivision, department, agency or instrumentality thereof, upon Administrative Agent's request, the Federal Assignment of Claims Act of 1940, as amended, if applicable, the Financial Administration Act (Canada), if applicable, or any similar State, provincial or local law, if applicable, has been complied with in a manner satisfactory to Administrative Agent;

                  (l) there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts which might result in any material adverse change in any such account debtor's financial condition;

                  (m) such Accounts of a single account debtor or its affiliates do not constitute more than fifteen percent (15%) of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of such percentage may be deemed Eligible Accounts);

                  (n) such Accounts are not evidenced by any instrument or chattel paper;

                  (o) such Accounts are owed by account debtors whose total indebtedness to such Borrower does not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time in the ordinary course of business, to the extent such credit limits are reasonably satisfactory to Administrative Agent (but the portion of the Accounts not in excess of such credit limit which is reasonably satisfactory to Administrative Agent may be deemed Eligible Accounts);

                  (p) cash on delivery and credit card Accounts;

                  (q) such Accounts do not consist of progress billings, bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Administrative Agent shall have received a written agreement duly executed and delivered by the account debtor in form and substance reasonably satisfactory to Administrative Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice; and

                  (r) such Accounts are owed by account debtors deemed creditworthy at all times by Administrative Agent, as determined by Administrative Agent in good faith.

General criteria for Eligible Accounts may be established and revised from time to time by Administrative Agent in its good faith judgment, based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Administrative Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Administrative Agent. Any Accounts which are not Eligible Accounts shall nevertheless be part of the Collateral.

         1.35 "Eligible Inventory" shall mean, as to each Borrower, such Borrower's Inventory consisting of raw materials held for resale or finished goods held in the United States of America

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or Canada for resale in the ordinary course of the business of such Borrower which are reasonably acceptable to Administrative Agent based on the criteria set forth below, and subject to such reserves as Administrative Agent may from time to time in the exercise of its commercially reasonable judgment establish, including without limitation reserves for cost test variances, shrinkage, warranties, royalties and labor and miscellaneous costs. In general, Eligible Inventory shall not include (a) work-in-process; (b) raw materials (other than raw materials held for resale); (c) components which are not part of finished goods; (d) spare parts for equipment; (e) packaging and shipping materials; (f) supplies used or consumed in such Borrower's business; (g) Inventory at premises other than those owned and controlled by such Borrower, except (i) any Inventory which would otherwise be deemed Eligible Inventory at locations in the United States of America or Canada which are not owned and operated by such Borrower may nevertheless be considered Eligible Inventory: (A) as to locations which are leased by such Borrower if Administrative Agent shall have received a Collateral Access Agreement from the owner and lessor of such location, duly authorized, executed and delivered by such owner and lessor, and (B) as to locations owned and operated by a third person, if Administrative Agent shall have received a Collateral Access Agreement from such owner and operator with respect to such location, duly authorized, executed and delivered by such owner and operator and, in addition, if required by Administrative Agent: (1) UCC or PPSA financing statements between the owner and operator, as consignee or bailee and such Borrower, as consignor or bailor, in form and substance reasonably satisfactory to Administrative Agent, which are duly assigned to Administrative Agent and (2) a written notice to any lender to the owner and operator of the first priority security interest in such Inventory of Administrative Agent and (ii) Inventory which would otherwise be Eligible Inventory located outside the United States of America or Canada which is in transit to either the premises of a Customs Broker in the United States of America or Canada or premises of a Borrower in the United States of America or Canada, as the case may be, which are either owned and controlled by such Borrower or leased by such Borrower (but only if Administrative Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker or the owner and lessor of such leased premises, as the case may be), provided that (A) Administrative Agent has a first priority perfected security interest in and lien and hypothec upon, and control and possession of, all originals of documents of title with respect to such Inventory, (B) Administrative Agent has received (1) a Collateral Access Agreement, duly authorized, executed and delivered by the Customs Broker handling the shipping and delivery of such Inventory, (2) a copy of the certificate of marine cargo insurance in connection therewith in which it has been named as an additional insured and loss payee in a manner acceptable to Administrative Agent and (3) a copy of the invoice and manifest with respect thereto, and (C) such Inventory is not subject to any Letter of Credit Accommodation; (h) Inventory subject to a security interest, lien or hypothec in favor of any person other than Administrative Agent except those permitted in this Agreement; (i) bill and hold goods; (j) unserviceable Inventory or Inventory that is obsolete or slow moving in accordance with such Borrower's historical practices (provided that any Inventory that is held by any Borrower for more than 90 days shall be considered slow-moving; but provided that for purposes of the advance rate based on the Net Recovery Percentage multiplied by the Value of the Inventory of Borrowers specified in Section 1.12(a)(ii)(B) of this Agreement, such Inventory held by any Borrower for more than 90 days shall not be excluded from the Value of Inventory to the extent it has been taken into account as slow moving in the appraisal on which the Net Recovery Percentage is based), unless such Inventory is Bonded

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Inventory or is subject to price protection or stock rotation arrangements with the vendor of the Inventory; (k) Inventory which is not subject to the first priority, valid and perfected security interest, lien or hypothec of Administrative Agent; (l) returned, evaluation, damaged and/or defective Inventory; (m) Inventory purchased or sold on consignment; (n) drop shipped Inventory; (o) Inventory with field technicians; (p) Inventory returned to vendors; and (q) showroom and production Inventory. General criteria for Eligible Inventory may be established and revised from time to time by Administrative Agent in its good faith judgment, based on an event, condition or other circumstance arising after the date hereof, or existing on the date hereof to the extent Administrative Agent has no written notice thereof from a Borrower, which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Administrative Agent. Any Inventory which is not Eligible Inventory shall nevertheless be part of the Collateral.

         1.36 "Eligible Transferee" shall mean (a) any Lender; (b) any Affiliate of a Lender; and (c) any other commercial bank, financial institution or "accredited investor" (as defined in Regulation D under the Securities Exchange
Act) approved by Administrative Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected hereunder, Borrower Agent, such approval not to be unreasonably withheld, conditioned or delayed by Borrower Agent, and such approval to be deemed given by Borrower Agent if no objection from Borrower Agent is received by the assigning Lender and Administrative Agent within five (5) Business Days after notice of such proposed assignment has been provided by the assigning Lender or Administrative Agent to Borrower Agent; provided that neither any Borrower, Guarantor nor any Affiliate of any Borrower or Guarantor shall qualify as an Eligible Transferee.

         1.37 "Environmental Laws" shall mean all foreign, Federal (United States or Canada), State, provincial and local laws (including common law), legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower or Guarantor and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials. The term "Environmental Laws" includes (i) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the Federal Clean Water Act, the Federal Clean Air Act, the Federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the Federal Solid Waste Disposal and the Federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Safe Drinking Water Act of 1974, and the Canadian Environmental Protection Act 1999, (ii) applicable state counterparts to such laws, and (iii) any common law or equitable doctrine that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Materials.

         1.38 "Equipment" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

         1.39 "ERISA" shall mean the United States Employee Retirement Income Security Act of 1974, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.40 "ERISA Affiliate" shall mean any person required to be aggregated with Borrower or any of its Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

         1.41 "Eurodollar Rate" shall mean with respect to the Interest Period for a Eurodollar Rate Loan, the interest rate per annum equal to the arithmetic average of the rates of interest per annum (rounded upwards, if necessary, to the next one-sixteenth (1/16) of one percent (1%)) at which Reference Bank is offered deposits of United States dollars in the London interbank market (or other Eurodollar Rate market selected by a Borrower (or on its behalf by Borrower Agent) and approved by Administrative Agent and Lenders) on or about 9:00 a.m. (New York time) two (2) Business Days prior to the commencement of such Interest Period in amounts substantially equal to the principal amount of the Eurodollar Rate Loans requested by and available to such Borrower in accordance with this Agreement, with a maturity of comparable duration to the Interest Period selected by such Borrower (or on its behalf by Borrower Agent).

         1.42 "Eurodollar Rate Loans" shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof.

         1.43 "Eurodollar Rate Margin" shall mean (a) two and one-quarters percent (2.25%) if the average daily principal balance of Revolving Loans during the immediately preceding calendar month is equal to or less than $75,000,000,
(b) two and one half percent (2.5%) if the average daily principal balance of Revolving Loans during such period is in excess of $75,000,000 but less than or equal to $150,000,000, and (c) two and three-quarter percent (2.75%) if the average daily principal balance of Revolving Loans during such period is in excess of $150,000,000 but less than or equal to $175,000,000. If the Borrower Agent completes an offering of its equity securities in which the net proceeds are at least $50,000,000, Borrowers may request that Lenders reduce the Eurodollar Rate Margin by up to one quarter of one percent (0.25%). Lenders may, subject to Section 3.3(d), accede to or refuse such request in their sole discretion.

         1.44 "Excess Availability" shall mean the amount, as determined by Administrative Agent, calculated at any time, equal to: (a) the Borrowing Base, minus (b) the amount of all then outstanding and unpaid Obligations.

         1.45 "Existing Lender Agreements" shall mean the agreements, documents and instruments by any Borrower or Guarantor with, to or in favor of any Existing Lender set forth on Schedule 1.41 hereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.46 "Existing Lenders" shall mean, collectively, the persons listed on
Schedule 1.41 hereto.

         1.47 "Event of Default" shall mean the occurrence or existence of any event or condition described in Section 10.1 hereof.

         1.48 "Fee Letter" shall have the meaning set forth in Section 3.3(a) hereof.

         1.49 "Final Maturity Date" shall mean May 13, 2003.

         1.50 "Financing Agreements" shall mean, collectively, this Agreement, the Fee Letter, and all notes, guarantees, security agreements, hypothecs and other agreements, documents and instruments now or at any time hereafter executed and/or delivered by any Borrower or Obligor in connection with this Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

         1.51 "Foreign Accounts" are Accounts with respect to which the chief executive office or other principal office of the account debtor with respect to such Accounts is not located in the United States of America or Canada.

         1.52 "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Boards which are applicable to the circumstances as of the date of determination consistently applied, except that, if any change in generally accepted accounting principles after the date hereof affects the calculation of compliance with the financial covenant in Section 9.13 hereof, Administrative Agent may, or at the request of the Required Lenders shall, by notice to Borrowers require that such covenant thereafter be calculated in accordance with generally accepted accounting principles as in effect and applied by Borrowers immediately before such change in generally accepted accounting principles occurred. If such notice is given, the financial statements delivered pursuant to Section 9.6 hereof after such change occurs shall be accompanied by reconciliations of the difference between the calculation set forth therein and a calculation made in accordance with generally accepted accounting principles as in effect from time to time after such change occurs.

         1.53 "Governmental Authority" shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

         1.54 "Guarantor" shall have the meaning set forth in the introductory paragraph hereof.

         1.55 "Hedging Obligations" shall mean, with respect to any Person, the obligations of such Person under any of the following agreements or arrangements to the extent that the primary purpose thereof is the reduction of risk for fluctuations in interest rates or currency or commodity values relating to its customary business and not for speculative purposes: (a) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (b) other agreements or arrangements designed to protect such person against fluctuations in interest rates or currency or commodity values.

         1.56 "Indebtedness" shall mean, with respect to any Person, any liability (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, indentures or similar instruments; (b) representing the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade supplier in the ordinary course of business of such Person in connection with obtaining goods, materials or services, to the extent such balance is not more than ninety (90) days past due); (c) all Capitalized Lease Obligations; (d) any contractual obligations, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), co-made or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including contractual obligations (contingent or otherwise) arising through any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, or other financial condition, or to make payment other than for value received; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities, contingent or otherwise, of such Person with respect to bonds, letters of credit, banker's acceptances or similar documents or instruments issued for such Person's account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any security interest in, or mortgage or lien upon the interest in any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; and (h) all obligations, liabilities and indebtedness of such Person (marked to market) constituting Hedging Obligations.

         1.57 "Intellectual Property" shall mean, as to each Borrower or Guarantor, such Borrower's or Guarantor's now owned and hereafter arising or acquired: patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

         1.58 "Interest Period" shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as a Borrower (or Borrower Agent on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided that no Borrower (and Borrower Agent on behalf of such Borrower) may elect an Interest Period which will end after the last day of the then-current term of this Agreement.

         1.59 "Interest Rate" shall mean:

                  (a) Subject to clause (b) below, (i) as to Prime Rate Loans, a rate per annum equal to the applicable Prime Rate Margin plus the Prime Rate, and (ii) as to Eurodollar Rate Loans, a rate per annum equal to the applicable Eurodollar Rate Margin plus the Adjusted Eurodollar Rate (based on the Eurodollar Rate applicable for the Interest Period selected by a Borrower (or on its behalf by Borrower Agent) as in effect three (3) Business Days after the date of receipt by Administrative Agent of the request by or on behalf of such Borrower for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to such Borrower or Borrower Agent).

                  (b) Notwithstanding anything to the contrary contained in clause (a) above, the Interest Rate shall mean, at Administrative Agent's option, the rate two percent (2%) more than would otherwise be payable pursuant to clause (a) above, without notice, (i) for the period (A) from and after the date of termination hereof until Administrative Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (B) from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Administrative Agent, and (ii) on the Revolving Loans to any Borrower at any time outstanding in excess of the Borrowing Base of such Borrower (whether or not such excess(es), arise or are made with or without Administrative Agent's or any Lender's knowledge or consent and whether made before or after an Event of Default).

         1.60 "Interest Rate Transactions" shall mean (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options, forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transaction, currency options or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms or conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "Master Agreement"), including but not limited to any such obligations or liabilities under any Master Agreement.

         1.61 "Inventory" shall mean, as to each Borrower, all of such Borrower's now owned and hereafter existing or acquired raw materials, work in process, finished goods and all other inventory of whatsoever kind or nature, wherever located including but not limited to crops, timber, as extracted collateral and farm products (as each term is defined by the UCC).

         1.62 "Inventory Loan Limit" shall mean $87,500,000.

         1.63 "Lenders" shall mean the financial institutions who are signatories hereto as lenders and other persons made a party to this Agreement as Lenders in accordance with Section 13.6 hereof, and their respective successors and assigns.

         1.64 "Letter of Credit Accommodations" shall mean the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Administrative Agent or any Lender for the account of any Borrower or Obligor or (b) with respect to which Administrative Agent on behalf of Lenders has agreed to indemnify the issuer or guaranteed to the issuer the performance by any Borrower or Obligor of its obligations to such issuer; sometimes being referred to herein individually as a "Letter of Credit Accommodation."

         1.65 "Material Adverse Effect" shall mean, with respect to any Person or any group, a material adverse effect on (a) the financial condition, business, performance, operations or properties of such Person or of the group taken as a whole; (b) the legality, validity or enforceability as to such Person or such group of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Administrative Agent or any Lender upon the Collateral or any other property of such Person or of the group (taken as a whole) that is security for the Obligations, or the value of the Collateral or such other property; (d) the ability of such Person or of the group taken as a whole to repay the Obligations attributable to such Person or group or of any such Person or of the group taken as a whole to perform its respective obligations under this Agreement or any of the other Financing Agreements; or (e) the ability of Administrative Agent or any Lender to enforce the Obligations or realize upon the Collateral or otherwise with respect to the rights and remedies of Administrative Agent or any Lender under this Agreement or any of the other Financing Agreements.

         1.66 "Maximum Interest Rate" shall mean the maximum non-usurious rate of interest under applicable Federal (United States or Canada) or State or provincial law as in effect from time to time that may be contracted for, taken, reserved, charged or received in respect of the Obligations.

         1.67 "Net Amount of Eligible Accounts" shall mean the gross amount of Eligible Accounts less (a) sales, excise or similar taxes included in the amount thereof and (b) returns, discounts, claims, credit and allowances of any nature at any time issued, owing, granted, outstanding or claimed with respect thereto.

         1.68 "Net Recovery Percentage" shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time on an orderly liquidation value basis as set forth in the most recent acceptable appraisal of Inventory received by Administrative Agent in accordance with Section

7.3, net of operating expenses, liquidation expenses and commissions, and (b) the denominator of which is the original cost of the aggregate amount of the Inventory subject to such appraisal.

         1.69 "Obligations" shall mean any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by any or all of Borrowers to Administrative Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, arising under this Agreement or any of the other Financing Agreements or arising under or in connection with any Bank Products, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case or proceeding with respect to any Borrower under the United States Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada), or any similar statute (including, without limitation, the payment of interest and other amounts which would accrue and become due but for the commencement of such case or proceeding, whether or not such amounts are allowed or allowable in whole or in part in such case or proceeding), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Administrative Agent or any Lender.

         1.70 "Obligor" shall mean any guarantor, endorser, acceptor, surety or other person liable on or with respect to the Obligations or who is the owner of any property which is security for the Obligations (including, without limitation, Guarantor), other than a Borrower.

         1.71 "Other Taxes" shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

         1.72 "Participant" shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section
13.6 of this Agreement governing participations.

         1.73 "Payment Account" shall have the meaning set forth in Section 6.3 hereof.

         1.74 "Person" or "person" shall mean any individual, sole proprietorship, partnership, corporation (including, without limitation, any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

         1.75 "PPSA" shall mean the Personal Property Security Act (Ontario), the Personal Property Security Act (Nova Scotia), the Civil Code of Quebec and any other applicable Canadian or provincial personal property security legislation as all such legislation now exists or may from time to time hereafter be amended, modified, recodified, supplemented or replaced, together with all rules, regulations and interpretations thereunder or related thereto.

         1.76 "Prime Rate" shall mean the rate announced by Reference Bank, or its successors, from time to time, as its prime rate, whether or not such announced rate is the best rate available at such bank.

         1.77 "Prime Rate Loans" shall mean any Revolving Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof.

         1.78 "Prime Rate Margin" shall mean (a) zero percent (0%) if the average daily principal balance of Revolving Loans during the immediately preceding calendar month equals or is less than $75,000,000, (b) one-quarter of one percent (0.25%) if the average daily principal balance of Revolving Loans during such period is in excess of $75,000,000 but less than or equal to $150,000,000 and (c) one-half of one percent (0.5%) if the average daily principal balance of Revolving Loans during such period is in excess of $150,000,000 but less than or equal to $175,000,000. If the Borrower Agent completes an offering of its equity securities in which the net proceeds are at least $50,000,000, Borrowers may request that Lenders reduce the Prime Rate Margin by up to one quarter of one percent (0.25%). Lenders may, subject to
Section 3.3(d), accede to or refuse such request in their sole discretion.

         1.79 "Priority Payables Reserve" shall mean, at any time, the full amount of the liabilities at such time which have a trust imposed to provide for payment or security interest, lien or charge ranking or capable of ranking senior to or pari passu with security interests, liens or charges securing the Obligations on any of the Collateral under federal, provincial, state, county, municipal, or local law including, but not limited, to claims for unremitted and accelerated rents, taxes, wages, workers' compensation obligations, vacation pay, government royalties or pension fund obligations, together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which Administrative Agent considers may be or may become subject to a right of a supplier to recover possession thereof under any federal, state or provincial law, where such supplier's right may have priority over the security interests, liens or charges securing the Obligations including, without limitation, Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the Bankruptcy and Insolvency Act (Canada).

         1.80 "Principal Agent" shall have the meaning set forth in the introductory paragraph hereof.

         1.81 "Pro Rata Share" shall mean the fraction (expressed as a percentage) the numerator of which is such Lender's Revolving Loan Commitment and the denominator of which is the aggregate amount of all of the Revolving Loan Commitments as adjusted from time to time in accordance with the provisions of Section 13.6 hereof; provided that if the Revolving Loan Commitments have been terminated, the numerator shall be the unpaid amount of such Lender's Revolving Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans and Letter of Credit Accommodations.

         1.82 "Real Property" shall mean, as to each Borrower, all now owned and hereafter acquired real property of such Borrower, including leasehold interests, together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located.

         1.83 "Records" shall mean, as to each Borrower, all of such Borrower's present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of such Borrower with respect to the foregoing maintained with or by any other person).

         1.84 "Reference Bank" shall mean First Union National Bank, its successors or such other bank as Administrative Agent may from time to time designate and which shall be reasonably acceptable to the Borrower Agent.

         1.85 "Register" shall have the meaning set forth in Section 13.6 hereof.

         1.86 "Required Lenders" shall mean, at any time, those Lenders whose Pro Rata Shares based on their respective Commitments aggregate sixty-six and two-thirds percent (66 2/3%) or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least sixty-six and two-thirds percent (66 2/3%) of the then outstanding Obligations are owing.

         1.87 "Revolving Credit Facility" shall mean the Revolving Loans and Letter of Credit Accommodations provided to any Borrower pursuant to Sections 2.1, 2.2 and 2.3 hereof.

         1.88 "Revolving Loan Commitment" shall mean, at any time, as to each Lender, the principal amount set forth below such Lender's signature on the signature pages hereto designated as the Revolving Loan Commitment or on
Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section
13.6 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as "Revolving Loan Commitments".

         1.89 "Revolving Loan Limit" shall mean $175,000,000.

         1.90 "Revolving Loans" or "Loans" shall mean the loans made to or for the benefit of any Borrower, with the exception of Tenex, by or on behalf of any Lender or by Administrative Agent for the ratable account of a Lender, on a revolving basis pursuant to the Revolving Credit Facility (involving advances, repayments and readvances) as set forth in Section 2.1 hereof.

         1.91 "RSA" shall mean The Retirement Systems of Alabama, an instrumentality of the State of Alabama, as agent for each of Teachers' Retirement Systems of Alabama, Employees' Retirement Systems of Alabama, Judicial Retirement Fund, PEIRAF-Deferred Compensation Plan, Public Employees Individual Retirement Account Fund and State Employees' Health Insurance Fund.

         1.92 "RSA Note" shall mean, collectively, those certain senior subordinated notes dated July 6, 2000 executed by Borrower Agent to the order of RSA and its Affiliates in the original aggregate principal sum of $180,000,000, as the same may be amended from time to time.

         1.93 "RSA Securities Purchase Agreement" shall mean that certain Securities Purchase Agreement dated as of July 6, 2000 between Borrower Agent and the RSA and its Affiliates executed in connection with the RSA Note .

         1.94 "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as the same now exists or may hereafter from time to time be amended, modified, recodified or supplemented, together with all rules, regulations and interpretations thereunder or related thereto.

         1.95 "Special Administrative Agent Advances" shall have the meaning set forth in Section 12.11 hereof.

         1.96 "Subject Subsidiary" shall mean all Subsidiaries of the Borrowers organized under the laws of any state in the United States, any province of Canada or any political jurisdiction of any country in South America, except any Subsidiary that is itself a Borrower or Guarantor and except for Bell Microproducts Europe Inc., a California corporation.

         1.97 "Subsidiary" shall mean, with respect to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

         1.98 "Taxes" shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of any Lender, such taxes (including income taxes, franchise taxes or capital taxes) as are imposed on or measured by such Lender's net income or capital by any jurisdiction (or any political subdivision thereof).

         1.99 "Target" shall have the meaning set forth in Section 2.3 of this Agreement.

         1.100 "UCC" shall mean the Uniform Commercial Code as in effect in the State of California as of the date hereof.

         1.101 "Value" shall mean, with respect to Inventory of each Borrower, the lower of (a) cost computed on a first-in-first-out cost basis in accordance with the historical practices of such Borrower previously disclosed to Administrative Agent and in accordance with GAAP or (b) market value in accordance with GAAP, as determined by such Borrower in its good faith judgment so long as the final determination is acceptable to Administrative Agent in its commercially reasonable judgment.

SECTION 2. CREDIT FACILITIES

         2.1 Revolving Loan Facility.

                  (a) Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to Borrowers, other than a Disqualified Borrower or Tenex, from time to time in amounts requested by any Borrower other than a Disqualified Borrower or Tenex (or on its behalf by Borrower Agent), up to the amount at any time outstanding equal to the Borrowing Base.

                  (b) Administrative Agent may, in good faith, from time to time, upon not less than ten (10) days prior notice to Borrower Agent, (i) reduce the lending formula with respect to Eligible Accounts to the extent that Administrative Agent determines in its good faith judgment that the likelihood of collection of such Accounts has decreased or there has been a deterioration in the performance of such Accounts from historical levels or (ii) reduce the lending formula(s) with respect to Eligible Inventory to the extent that Administrative Agent determines in its good faith judgment that: (A) the number of days of the turnover of the Inventory for any reasonable period as determined in the good faith judgment of Administrative Agent has changed or (B) the quality or mix of the Inventory has deteriorated. In determining whether to reduce the lending formula(s), Administrative Agent may consider events, conditions, contingencies or risks which are also considered in determining Eligible Accounts, Eligible Inventory or in establishing reserves. The amount of any reduction in any lending formula by Administrative Agent pursuant to this
Section 2.1(b) shall have a proportional relationship to the matter described herein which is the basis for such reduction in the good faith determination of Administrative Agent. To the extent a reserve shall have been established which is sufficient to address any event, condition or matter in a manner satisfactory to Administrative Agent, in its good faith determination, Administrative Agent shall not exercise its rights under this Section 2.1(b) to reduce the lending formulas to address such event, condition or matter.

         2.2 Letter of Credit Accommodations.

                  (a) Subject to, and upon the terms and conditions contained herein, at the request of a Borrower other than a Disqualified Borrower or Tenex (or Borrower Agent on behalf of such Borrower), Administrative Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Administrative Agent and the issuer thereof. Any payments made by Administrative Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2.

                  (b) In addition to any customary charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Administrative Agent, for the benefit of Lenders, a letter of credit fee at a rate equal to two percent (2.0%) per annum on the daily outstanding balance of the Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, except that Administrative Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Administrative Agent such letter of credit fee at a rate equal to four percent (4.0%) per annum for
(i) the period from and after the date of the termination of this Agreement until Administrative Agent, for the ratable benefit of Lenders, has received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default and for so long as such Event of Default is continuing. Such letter of credit fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

                  (c) In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Administrative Agent: (i) the Borrower requesting such Letter of Credit Accommodation shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application in form and substance satisfactory to such proposed issuer and Administrative Agent for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Administrative Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letters of Credit Accommodation; and (iii) the Excess Availability, prior to giving effect to any reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to or endorsed in favor of Administrative Agent or its designee, the sum of (1) the percentage equal to one hundred percent (100%) minus the then applicable percentage for Eligible Inventory set forth in the definition of the Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Administrative Agent estimates in good faith must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower's locations for Eligible Inventory within the United States of America or Canada and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer in connection with a Letter of Credit Accommodation for the purpose of purchasing Eligible Inventory, an amount equal to one hundred percent (100%) of the face amount thereof and all other commitments and obligations made or incurred by Administrative Agent and Lenders with respect thereto. Effective on the issuance of each Letter of Credit Accommodation, a reserve shall be established in the applicable amount set forth in Section 2.2(c)(iii) above.

                  (d) Except in Administrative Agent's discretion, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Administrative Agent or any Lender in connection therewith, shall not at any time exceed $50,000,000, which shall include but not be limited to a standby letter of credit in an amount not to exceed $20,000,000 issued in favor of a bank or any lender who provides a revolving line of credit to Tenex. At any time an Event of Default exists or has occurred and is continuing, upon the request of Administrative Agent, Borrowers will either furnish cash collateral to secure the reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Administrative Agent, for the ratable benefit of Lenders, for the Letter of Credit Accommodations.

                  (e) Borrowers shall indemnify and hold Principal Agent, Administrative Agent, Co-Agents and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Principal Agent, Administrative Agent, any Co-Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including, but not limited to, any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer (other than Principal Agent, Administrative Agent, any Co-Agent or any Lender) or correspondent with respect to any Letter of Credit Accommodation. Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower's agent. Each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State, provincial and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder. Each Borrower hereby releases and holds Principal Agent, Administrative Agent, Co-Agents and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by such Borrower, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for any losses, claims, damages, liabilities, costs and expenses suffered by such Borrower as a result of the gross negligence or willful misconduct of Principal Agent, Administrative Agent, Co-Agents and Lenders as determined pursuant to final non-appealable order of a court of competent jurisdiction. The provisions of this Section 2.2(e) shall survive the payment of Obligations and the termination of this Agreement.

                  (f) Nothing contained herein shall be deemed or construed to grant any Borrower any right or authority to pledge the credit of Principal Agent, Administrative Agent Co-Agents or Lenders in any manner. Principal Agent, Administrative Agent, Co-Agents and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Principal Agent, Administrative Agent, such Co-Agent or such Lender unless Principal Agent, Administrative Agent, such Co-Agent or such Lender has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation. Each Borrower shall be bound by any interpretation made in good faith by Administrative Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of any Borrower. Administrative Agent shall have the sole and exclusive right and authority to, and Borrowers shall not at any time an Event of Default exists or has occurred and is continuing, (A) approve or resolve any questions of non-compliance of documents, (B) give any instructions as to acceptance or rejection of any documents or goods, (C) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (D) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, or (E) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral. Administrative Agent may take such actions either in its own name or in any Borrower's name.

                  (g) Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Administrative Agent, for the ratable benefit of Lenders. Any duties or obligations undertaken by Administrative Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Administrative Agent in favor of any issuer or correspondent required by the issuer for the issuance of any Letter of Credit Accommodation, shall be deemed to have been undertaken by such Borrower to Administrative Agent, for the ratable benefit of Lenders, and to apply in all respects to such Borrower.

         2.3 Acquisition Loans. Subject to and upon the terms and conditions contained herein with respect to Revolving Loans, each Lender severally (and not jointly) agrees to fund its Pro Rata Share of Revolving Loans to a Borrower, other than a Disqualified Borrower or Tenex (the "Acquisition Loans"), from time to time in amounts requested by such Borrower (or on its behalf by Borrower Agent) upon not less than thirty (30) days prior written notice to Administrative Agent, to pay the purchase price for the acquisition by such Borrower of all of the issued and outstanding Capital Stock of another Person, or of all or substantially all of the assets of another Person or of a division of another Person (each, a "Target"). The Acquisition Loans shall further be subject to the prior satisfaction of the following conditions in a manner reasonably acceptable to Administrative Agent:

                  (a) The subject Target is substantially consistent with the business of Borrowers as currently conducted, or as then conducted by Borrowers and Targets previously acquired in accordance with this Agreement;

                  (b) Administrative Agent shall have received true and correct copies of the acquisition agreement and related documents and such financial and other information regarding the subject Target as it may reasonably request;

                  (c) The Target and its Capital Stock (if applicable) is (or will be upon completion of the acquisition) free and clear of any security interest, mortgage, pledge, lien, charge or other encumbrance, except as permitted in Section 9.8 of this Agreement;

                  (d) The total amount of payments by Borrowers in connection with the acquisitions of Targets shall not exceed $50,000,000 in the aggregate during the term of this Agreement or $20,000,000 in any one acquisition or series of related acquisitions, unless otherwise consented to by Administrative Agent and Required Lenders (provided such consent shall not be unreasonably withheld, delayed or conditioned);

                  (e) During each of the sixty (60) days immediately preceding the acquisition of the subject Target, and as of the acquisition, and after giving effect to the acquisition and related payments, the Excess Availability of Borrowers and the subject Target on a proforma combined basis would not have been less than $25,000,000;

                  (f) Administrative Agent shall have received proforma balance sheets, income statements, statements of cash flow and availability and other projections with respect to the acquisition of the subject Target, in form and substance reasonably satisfactory to Administrative Agent;

                  (g) No event shall have occurred and be continuing or would result from the acquisition of the subject Target or related payments that could reasonably be expected to cause a Material Adverse Effect on the Borrower making the acquisition;

                  (h) No event shall have occurred and be continuing or would result from the acquisition of the subject Target or related payments that would constitute an Event of Default; and

                  (i) Administrative Agent shall have received such agreements, documents and instruments from Borrowers, Guarantor and the subject Target as set forth in Section 9.20 of this Agreement. The subject Target shall, at the election of Administrative Agent, become a Borrower or a Guarantor under this Agreement, and Administrative Agent shall have received all agreements, documents and instruments it deems necessary or desirable to effect the foregoing. The subject Target, if located wholly within the United States of America or Canada, may be added as a Borrower hereunder and its Accounts and Inventory included in Eligible Accounts and Eligible Inventory, respectively, subject to (i) the approval of Administrative Agent and Required Lenders (which approval shall not be unreasonably withheld, delayed or conditioned); (ii) Administrative Agent's receipt and approval of full written appraisals as to the Inventory of the subject Target in form, scope and methodology reasonable acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent, addressed to Administrative Agent and Lenders, and upon which Administrative Agent and Lenders are expressly permitted to rely, (iii) the completion of a field examination by Administrative Agent of the subject Target with results reasonably satisfactory to Administrative Agent, and (iv) such additional terms and conditions substantially consistent with the terms and conditions hereof as Administrative Agent may reasonably require.

         2.4 Commitments. The aggregate amount of each Lender's Pro Rata Share of the Revolving Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender's Revolving Loan Commitment, as the same may from time to time be amended with the written acknowledgment of Administrative Agent and the Borrower Agent.

         2.5 Revolving Loan Limit. Except in Administrative Agent's discretion, with the consent of all of the Lenders, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Revolving Loan Limit.

         2.6 Bank Products. Any Borrower or Guarantor may (but no Borrower or Guarantor is required to) request that the Administrative Agent or either Co-Agent provide or arrange for such

Borrower or Guarantor to obtain Bank Products from the Administrative Agent or either Co-Agent or any of their respective Affiliates, and the Administrative Agent or such Co-Agent may, in its sole discretion, provide or arrange for such Borrower or Guarantor to obtain the requested Bank Products. Any Borrower or Guarantor that obtains Bank Products shall indemnify and hold Principal Agent, Administrative Agent, Co-Agents and Lenders harmless from any and all obligations now or hereafter owing to any other Person by Administrative Agent or any Co-Agent or any of their respective Affiliates arising from or related to such Bank Products. Borrowers and Guarantor acknowledge and agree that the obtaining of Bank Products from the Administrative Agent, either Co-Agent or any of their respective Affiliates (a) is in the sole discretion of the Administrative Agent, such Co-Agent or such Affiliates, as the case may be, and
(b) is subject to all rules and regulations of the Person that provides the Bank Product.

SECTION 3. INTEREST AND FEES

         3.1 Interest.

                  (a) Borrowers shall pay to Administrative Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate. All interest accruing hereunder on and after the date of and during the continuance of any Event of Default or termination hereof shall be payable on demand.

                  (b) Borrowers other than a Disqualified Borrower or Tenex (or Borrower Agent on behalf of such Borrowers) may from time to time request Eurodollar Rate Loans or that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period. Such request from or on behalf of a Borrower shall specify the amount of the Prime Rate Loans which will constitute Eurodollar Rate Loans (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans. Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Administrative Agent of such a request from or on behalf of a Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be, provided that (i) no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default exists or has occurred and is continuing, (ii) Borrowers shall have complied with such generally applicable customary procedures as are established by Administrative Agent and specified by Administrative Agent to a Borrower (or Borrower Agent) from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than four (4) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans to any Borrower must be in an amount not less than $1,000,000 or an integral multiple thereof, provided that the first Eurodollar Rate Loan under this Agreement must be made to a single Borrower in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Administrative Agent and Lenders shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by a Borrower (or on its behalf by Borrower Agent). Any request by a Borrower (or by Borrower Agent on behalf of such Borrower) for any Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Administrative Agent, Lenders and

Reference Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Administrative Agent, Lenders and Reference Bank had purchased such deposits to fund the Eurodollar Rate Loans.

                  (c) Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Administrative Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof. Any Eurodollar Rate Loans shall, at Administrative Agent's option, upon notice by Administrative Agent to Borrower Agent, convert to Prime Rate Loans in the event that this Agreement shall terminate. Borrowers shall pay to Administrative Agent, for the benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or any Participant with any Lender for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans prior to the expiration of the applicable Interest Period pursuant to any of the foregoing.

                  (d) Interest shall be payable by Borrowers to Administrative Agent, for the benefit of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed. The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.

                  (e) No agreements, conditions, provisions or stipulations contained in this Agreement or any of the other Financing Agreements or any Event of Default, or the exercise by Administrative Agent or any Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations, or the exercise by Administrative Agent or any Lender of any option whatsoever contained in this Agreement or any of the other Financing Agreements, or the prepayment by any Borrower of any of the Obligations, or the occurrence of any event or contingency whatsoever, shall entitle Administrative Agent and Lenders to contract for, charge or receive, in any event, interest exceeding the Maximum Interest Rate. In no event shall Borrowers be obligated to pay interest exceeding such Maximum Interest Rate. All agreements, conditions or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel Borrowers to pay a rate of interest exceeding the Maximum Interest Rate shall be without binding force or effect, at law or in equity, to the extent of the excess of interest over such Maximum Interest Rate. In the event any interest is contracted for, charged or received in excess of the Maximum Interest Rate ("Excess"), each Borrower acknowledges and stipulates that any such contract, charge or receipt shall be the result of an accident and bona fide error, and that any Excess received by Administrative Agent or any Lender shall be applied, first, to the payment of the then outstanding and unpaid principal hereunder; second, to the payment of the other Obligations then outstanding and unpaid; and third, returned to such Borrower, it being the intent of the parties hereto not to enter at any time into a usurious or otherwise illegal relationship. Each Borrower recognizes that, with fluctuations in the rate of interest set forth in this Section 3.1 of this Agreement and the Maximum Interest Rate, such an unintentional result could inadvertently occur. By the execution of this Agreement, each Borrower agrees that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) no Borrower shall seek or pursue any other remedy, legal or equitable, against Administrative Agent or any Lender, based in whole or in part upon contracting for, charging or receiving of any interest in excess of the Maximum Interest Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by Administrative Agent or any Lender, all interest at any time contracted for, charged or received by Administrative Agent or any Lender in connection with this Agreement or any of the other Financing Agreements shall be amortized, prorated, allocated and spread during the entire term of this Agreement in accordance with the amounts outstanding from time to time hereunder and the Maximum Interest Rate from time to time in effect in order to lawfully charge the maximum amount of interest permitted under applicable law.

                  (f) Notwithstanding the provisions of this Section 3.1, or any other provision of this Agreement, in no event shall the aggregate "interest" (as that term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the "credit advanced" (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada), if applicable. The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by Administrative Agent will be conclusive for the purposes of such determination.

                  (g) For greater certainty, whenever any amount is payable under this Agreement or any Financing Agreement by a Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the "deemed reinvestment principle" or the "effective yield method". As an example, when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum.

         3.2 Changes in Laws and Increased Costs of Loans.

                  (a) Notwithstanding anything to the contrary contained herein, all Eurodollar Rate Loans shall, upon notice by Administrative Agent to Borrower Agent, convert to Prime Rate Loans in the event that (i) any change in applicable law or regulation (or the interpretation or administration thereof) shall either (A) make it unlawful for a Lender, or any Participant to make or maintain Eurodollar Rate Loans or to comply with the terms hereof in connection with the Eurodollar Rate Loans, or (B) result in the increase in the costs to a Lender, or any Participant of making or maintaining any Eurodollar Rate Loans by an amount deemed by Administrative Agent to be material, or (C) reduce the amounts received or receivable by any Lender in respect thereof, by an amount deemed by Administrative Agent to be material or (ii) the cost to a Lender, or any Participant of making or maintaining any Eurodollar Rate Loans shall otherwise increase by an amount deemed by Administrative Agent to be material. Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate Lenders, or any Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person as a result of the foregoing, including, without limitation, any such loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain the Eurodollar Rate Loans or any portion thereof. A certificate of Administrative Agent or any Lender setting forth the basis for the determination and calculation of such amount necessary to compensate such Lender as aforesaid shall be delivered to Borrower Agent and shall be conclusive, absent manifest error.

                  (b) If any payments or prepayments in respect of the Eurodollar Rate Loans are received by Administrative Agent or any Lender other than on the last day of the applicable Interest Period (whether pursuant to acceleration, upon maturity or otherwise), including any payments pursuant to the application of collections under Section 6.3 or any other payments made with the proceeds of Collateral, Borrowers shall pay to Administrative Agent, for the ratable benefit of Lenders, upon demand by Administrative Agent (or Administrative Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate such Lender, or any Participant for any additional loss (including loss of anticipated profits), cost or expense incurred by such person as a result of such prepayment or payment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such person to make or maintain such Eurodollar Rate Loans or any portion thereof.

         3.3 Fees.

                  (a) Borrowers shall pay to Administrative Agent, when due, all of the fees due on the Closing Date and from time to time thereafter as set forth in a letter agreement regarding fees of even date herewith between Borrowers, Guarantor and Administrative Agent (the "Fee Letter").

                  (b) Borrowers shall pay to Administrative Agent, for its own account, a monthly servicing fee equal to $4,000 in respect of Administrative Agent's services for each month (or part thereof) while this Agreement remains in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be fully earned as of and payable in advance on the Closing Date and on the first day of each month thereafter.

                  (c) Borrowers shall pay to Administrative Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, a monthly unused line fee equal to a rate of one-quarter of one percent (0.25%) per annum calculated upon the amount by which the Revolving Loan Limit exceeds the average daily principal balance of the outstanding Revolving Loans and Letter of Credit Accommodations during the immediately preceding month while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

                  (d) If for any reason this Agreement is terminated prior to the Final Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Administrative Agent's and Lenders' lost profits as a result thereof, Borrowers agree to pay to Administrative Agent, for the benefit of Lenders based upon their respective Pro Rata Shares, upon the effective date of such termination, an early termination fee equal to one percent (1.0%) of the Revolving Loan Limit if the effective date of such termination is on or prior to the first anniversary of the date hereof, and one-half of one (0.5%) percent of the Revolving Loan Limit if the effective date of such termination is after such first anniversary but before November 14, 2002. Such early termination fee shall be presumed to be the amount of damages sustained by Administrative Agent and Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing. Administrative Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h) hereof, even if Administrative Agent and Lenders do not exercise their right to terminate this Agreement, but elect, at their option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code or other insolvency law. Such early termination fee shall be deemed included in the Obligations. Such early termination fee shall be waived if the effective date of termination is on or after the first anniversary of the date hereof and either (A) the Obligations are paid in full from (1) the proceeds of unsecured loans to Borrowers, (2) a sale of all or substantially all of the assets or Capital Stock of Borrowers in an arms-length transaction, or (3) a refinancing by First Union National Bank (or its successors), if such refinancing occurs after Borrower Agent has completed a sale of its equity securities resulting in net proceeds of at least $50,000,000 and Lenders have refused a request by Borrowers to reduce the Prime Rate Margin and the Eurodollar Rate Margin by up to one-quarter of one percent (0.25%), or (B) the Obligations are paid in part from the entire proceeds of an asset securitization by Borrowers in a transaction approved by Lenders and the Revolving Loan Limit is permanently reduced by an amount of at least $100,000,000.

SECTION 4. CONDITIONS PRECEDENT

         4.1 Conditions Precedent to Initial Loans and Letter of Credit Accommodations. Each of the following is a condition precedent to Lenders (or Administrative Agent on behalf of Lenders) making the initial Loans and providing the initial Letter of Credit Accommodations hereunder:

                  (a) Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all releases, terminations, discharges and such other documents as Administrative Agent may request to evidence and effectuate the termination by the Existing Lenders of their existing credit facilities provided by them to Borrowers and Guarantor and the repayment in full of all Indebtedness and other obligations of Borrowers and Guarantor to each of them, duly authorized, executed and delivered by the Existing Lenders;

                  (b) Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to Administrative Agent, that Administrative Agent, for itself and the ratable benefit of Lenders, has valid perfected and first priority security interests in and liens and hypothecs upon the Collateral and any other property which is intended to be security for the Obligations or the liability of any Obligor in respect thereof, subject only to the security interests and liens permitted herein or in the other Financing Agreements;

                  (c) all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Administrative Agent, and Administrative Agent shall have received all information and copies of all documents, including, without limitation, records of requisite corporate action and proceedings which Administrative Agent may have requested in connection therewith, such documents where requested by Administrative Agent or its counsel to be certified by appropriate corporate officers or governmental authorities;

                  (d) no material adverse change shall have occurred in the assets, business or prospects of any Borrower or Guarantor since the date of Administrative Agent's latest field examination and no change or event shall have occurred which would impair the ability of any Borrower or Obligor to perform its obligations hereunder or under any of the other Financing Agreements to which it is a party or of Administrative Agent or Lenders to enforce the Obligations or realize upon the Collateral;

                  (e) Administrative Agent shall have completed a field review of the Records and such other information with respect to the Collateral as Administrative Agent may require to determine the amount of Loans available to Borrowers including, without limitation, current agings of receivables, current perpetual inventory records and/or roll-forwards of Accounts and Inventory through the Closing Date, together with such supporting documentation as may be necessary or appropriate, and other documents and information that will enable Administrative Agent to accurately identify and verify the Collateral, the results of which shall be reasonably satisfactory to Administrative Agent, not more than three (3) Business Days prior to the date hereof;

                  (f) Administrative Agent shall have received and approved internally prepared financial projections of Borrowers for the fiscal years ending December 31, 2000, December 31, 2001 and December 31, 2002;

                  (g) Borrowers shall have established the Blocked Accounts and Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all agreements with the depository banks and Borrowers with respect to such Blocked Accounts as Administrative Agent may require pursuant to Section 6.3 hereof, duly authorized, executed and delivered by such depository banks and each Borrower;

                  (h) the aggregate amount of the Excess Availability of Borrowers as determined by Administrative Agent, as of the date hereof, shall not be less than $35,000,000 after giving effect to the initial Loans made or to be made and Letter of Credit Accommodations issued or to be issued in connection with the initial transactions hereunder;

                  (i) Administrative Agent shall have received a Subordination Agreement in substantially the form of Exhibit C by and among Administrative Agent and the RSA, acknowledged and agreed to by Borrowers and Guarantor. Borrowers shall have paid or shall, concurrently with the execution and delivery of this Agreement, pay $80,000,000 in principal amount of the RSA Note, with interest accrued through the date of payment;

                  (j) Administrative Agent shall have received evidence of insurance and loss payee endorsements required hereunder and under the other Financing Agreements, in form and substance reasonably satisfactory to Administrative Agent, and certificates of insurance policies and/or endorsements naming Administrative Agent as loss payee or additional insured, as applicable;

                  (k) Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, the opinion letter of counsel(s) to Borrowers and Guarantor with respect to the Financing Agreements and the security interests and liens of Administrative Agent with respect to the Collateral and such other matters as Administrative Agent may request;

                  (l) Administrative Agent shall have reviewed and approved Borrowers' distribution agreements and shall have received, in form and substance reasonably satisfactory to Administrative Agent, such consents as Administrative Agent may require with respect thereto, duly authorized, executed and delivered by the suppliers thereunder;

                  (m) Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, all consents, waivers, acknowledgments and other agreements from third persons which Administrative Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including acknowledgments by lessors, mortgagees and warehousemen of Administrative Agent's security interests in the Collateral, waivers by such persons of any security interests, liens or other claims by such persons to the Collateral and agreements permitting Administrative Agent reasonable access to, and the right to remain on, the premises to exercise its rights and remedies and otherwise deal with the Collateral; and

                  (n) the other Financing Agreements and all instruments and documents hereunder and thereunder shall have been duly executed and delivered to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent.

         4.2 Conditions Precedent to All Loans and Letter of Credit Accommodations. Each of the following is an additional condition precedent to Loans and Letters of Credit Accommodation to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

                  (a) all representations and warranties contained herein and in the other Financing Agreements shall be true and correct in all material respects with the same effect as through such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodations and after giving effect thereto, except to the extent that such representations and warranties expressly related solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date);

                  (b) no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and neither Administrative Agent nor any Lender shall have received any notice that any action, suit, investigation, litigation or proceeding is pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise affect (A) the making of the Loans or (B) the consummation of the transactions contemplated pursuant to the terms hereof and of the other Financing Agreements or (ii) has or could reasonably be expected to have a Material Adverse Effect on the Borrower requesting the Loan or Letter of Credit Accommodation; and

            (c) no Event of Default and no act, condition or event which, with notice or passage of time or both, would constitute an Event of Default, shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodations and after giving effect thereto.

SECTION 5.  SECURITY INTEREST

      5.1 To secure payment and performance of all Obligations, each Borrower hereby grants to Administrative Agent, for itself and the ratable benefit of Lenders, a continuing security interest in, a lien upon, and a right of set off against, and hereby assigns to Administrative Agent, for itself and the ratable benefit of Lenders, as security, the following property and interests in property of such Borrower, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held by Administrative Agent or any Lender, collectively, the "Collateral"):

            (a) Accounts;

            (b) all present and future contract rights, general intangibles (including, but not limited to, commercial tort claims, payment intangibles (as each term is defined by the UCC), tax and duty refunds, registered and unregistered patents, trademarks, service marks, copyrights, trade names, applications for the foregoing, trade secrets, goodwill, processes, drawings, blueprints, customer lists, licenses, whether as licensor or licensee, choses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures), chattel paper, documents (whether negotiable or non-negotiable), instruments, securities, investment property, letters of credit, proceeds of letters of credit, bankers' acceptances and guaranties;

            (c) all present and future monies, credit balances, deposits, deposit accounts and other property of such Borrower now or hereafter held or received by or in transit to Administrative Agent, any Lender or its Affiliates or at any other depository or other institution from or for the account of such Borrower, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and (iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

            (d) Inventory;

            (e) Equipment;

            (f) Real Property;

            (g) Records; and

            (h) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.

Notwithstanding the foregoing, Collateral shall not include (a) the last day of the term of any lease governed by the laws of any Province of Canada (but upon the enforcement of Administrative Agent's rights hereunder, Administrative Agent shall stand possessed of such last day in trust to assign the same to any person acquiring such term), (b) for the purposes of Collateral located in Canada, any Consumer Goods (as such term is defined in the PPSA), or (c) any shares of stock or other interest in, or any assets of, any Subsidiary that is not a Borrower, Guarantor or Subject Subsidiary.

      5.2 Notwithstanding anything to the contrary contained in Section 5.1 above, the types or items of Collateral described in such Section shall not include any rights or interest in any contract, lease, permit, license, charter or license agreement covering real or personal property of a Borrower, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Administrative Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained; provided that the foregoing exclusion shall in no way be construed (a) to apply if any such prohibition is unenforceable under
Section 9-318 of the UCC or other applicable law or (b) so as to limit, impair or otherwise affect Administrative Agent's unconditional continuing security interests in and liens upon any rights or interests of such Borrower in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Accounts).

SECTION 6.  COLLECTION AND ADMINISTRATION

      6.1 Borrowers' Loan Account. Administrative Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower or Guarantor and (c) all other appropriate debits and credits as provided in this Agreement, including, without limitation, fees, charges, costs, expenses and interest. All entries in the loan account(s) shall be made in accordance with Administrative Agent's generally applicable customary practices as in effect from time to time.

      6.2 Statements. Administrative Agent shall render to Borrower Agent each month a statement setting forth the balance of Borrowers' loan account(s) maintained by Administrative Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses. Each such statement shall be subject to subsequent adjustment by Administrative Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and Guarantor and conclusively binding upon Borrowers and Guarantor as an account stated except to the extent that Administrative Agent receives a written notice from Borrower Agent of any specific exceptions of Borrower Agent thereto within thirty (30) days after the date such statement has been mailed by Administrative Agent. Until such time as Administrative Agent shall have rendered to Borrower Agent a written statement as provided above, the balance in Borrowers' loan account(s) shall be presumptive but rebuttable evidence of the amounts due and owing to Administrative Agent and Lenders by Borrowers and Guarantor.

      6.3 Collection of Accounts.

            (a) Each Borrower shall establish and maintain, at its expense, blocked accounts or lockboxes and related blocked accounts (in either case, "Blocked Accounts"), as Administrative Agent may specify, with such banks as are reasonably acceptable to Administrative Agent into which Borrowers shall promptly deposit and direct their respective account debtors to directly remit all payments on Accounts and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner. The banks at which the Blocked Accounts are established shall enter into an agreement, in form and substance reasonably satisfactory to Administrative Agent, providing that all items received or deposited in the Blocked Accounts are the property of Administrative Agent, that the depository bank has no lien upon, or right to setoff against, the Blocked Accounts, the items received for deposit therein, or the funds from time to time on deposit therein and that with respect to the Blocked Accounts, the depository bank will wire, or otherwise transfer, in immediately available funds, on a daily basis, all funds received or deposited into such Blocked Accounts to such bank account of Administrative Agent as Administrative Agent may from time to time designate for such purpose ("Payment Account"); provided, however, that so long as the Excess Availability of Borrowers is equal to or greater than $25,000,000 and no Event of Default has occurred and is continuing, such funds will not be transferred to the Payment Account and the Borrower owning any such funds will be entitled to withdraw those funds from the Blocked Accounts for its own account. Each Borrower agrees that if the Excess Availability of Borrowers is less than $25,000,000 or an Event of Default has occurred and is continuing, then all payments made to such Blocked Accounts or other funds received and collected by Administrative Agent or any Lender, whether in respect of the Accounts, as proceeds of Inventory or other Collateral or otherwise shall be treated as payments to Administrative Agent and Lenders in respect of the Obligations and therefore shall constitute the property of Administrative Agent and Lenders to the extent of the then outstanding Obligations.

            (b) For purposes of calculating the amount of the Revolving Loans available to Borrowers, such payments will be applied (conditional upon final collection) to the Obligations on the Business Day of receipt by Administrative Agent of immediately available funds in the Payment Account provided such payments and notice thereof are received in accordance with Administrative Agent's usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower's loan account on such day, and if not, then on the next Business Day.

            (c) If the Excess Availability of Borrowers is less than $25,000,000, or if an Event of Default has occurred and is continuing (and without limiting Administrative Agent's and Lenders' other rights and remedies on account of such Event of Default), each Borrower and all of its directors, employees, agents, Subsidiaries and other Affiliates shall, acting as trustee for Administrative Agent and Lenders, receive, as the property of Administrative Agent and Lenders, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Administrative Agent and in no event shall the same be commingled with a Borrower's own funds. Each Borrower agrees to reimburse Administrative Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established or any other bank or person involved in the transfer of funds to or from the Blocked Accounts arising out of Administrative Agent or any Lender's payments to or indemnification of such bank or person in connection with such Blocked Account or any amounts received therein or transferred therefrom in accordance with any Blocked Account Agreement. The obligation of Borrowers to reimburse Administrative Agent and Lenders for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

      6.4 Payments.

            (a) All Obligations shall be payable to the Payment Account as provided in Section 6.3 or such other place as Administrative Agent may designate from time to time. Subject to Section 6.4(b) below, Administrative Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor that are constitute payment of specific fees to the payment of such fees. Subject to Section 6.4(b) below, Administrative Agent shall apply payments received or collected from any Borrower or Guarantor or for the account of any Borrower or Guarantor (including, without limitation, the monetary proceeds of collections or of realization upon any Collateral) that do not relate to the payment of specific fees to the Obligations, whether or not then due, in the following order: first, to pay any fees, indemnities or expense reimbursements then due to the Administrative Agent from Borrowers or Guarantor; second, to pay any fees, indemnities or expense reimbursements then due to the Lenders from the Borrowers or Guarantor; third, to pay interest due in respect of all Revolving Loans, including any Special Administrative Agent Advances; fourth, to pay or prepay principal of the Special Administrative Agent Advances; fifth, to pay or prepay principal of the Revolving Loans (other than Special Administrative Agent Advances); sixth, to pay any amounts (including fees and indemnities) owing with respect to Bank Products; and seventh, to the payment of any other Obligation due to the Administrative Agent or any Lender by the Borrowers or the Guarantor. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Agent, or unless an Event of Default exists, neither Administrative Agent nor any Lender shall apply any payments that it receives to any Eurodollar Rate Loans except on the expiration date of the Interest Period applicable to such Eurodollar Rate Loan, or in the event, and only to the extent, that there are no outstanding Prime Rate Loans. Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and applied at the discretion of Administrative Agent. At Administrative Agent's option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower. If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Administrative Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Administrative Agent and such Lender. Each Borrower shall be liable to pay to Administrative Agent and Lenders, and does hereby indemnify and hold Administrative Agent or such Lenders harmless for the amount of any payments or proceeds surrendered or returned. This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Administrative Agent or any Lender in reliance upon such payment or proceeds. This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

            (b) Except as otherwise provided with respect to Defaulting Lenders, aggregate principal payments and interest payments shall be apportioned ratably among the Lenders (according to their applicable Pro Rata Shares) and payments of the fees (other than fees designated for Administrative Agent's sole account) shall, as applicable, be apportioned ratably among the Lenders.

      6.5 Taxes.

            (a) Any and all payments by or on behalf of any Borrower or Guarantor hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes, excluding (i) income taxes imposed on the net income of Administrative Agent or any Lender, and (ii) franchise or similar taxes imposed on or determined by reference to the net income of Administrative Agent or any Lender, in each case by the United States of America or by the jurisdiction under the laws of which Administrative Agent or such Lender (A) is organized or any political subdivision thereof or (B) has its applicable lending office located. In addition, Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

            (b) If any Borrower or Guarantor shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes from or in respect of any sum payable hereunder to Administrative Agent or any Lender, then:

                  (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) Administrative Agent or such Lender (or Administrative Agent on behalf of such Lender) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

                  (ii) such Borrower or Guarantor shall make such deductions and withholdings;

                  (iii) such Borrower or Guarantor shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

                  (iv) to the extent not paid to Administrative Agent and Lenders pursuant to clause (i) above, such Borrower or Guarantor shall also pay to Administrative Agent or any Lender, at the time interest is paid, all additional amounts which Administrative Agent or any Lender specifies as necessary to preserve the after-tax yield Administrative Agent or such Lender would have received if such Taxes or Other Taxes had not been imposed.

            (c) Within thirty (30) days after the date of any payment by any Borrower or Guarantor of Taxes or Other Taxes, such Borrower or Guarantor shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Administrative Agent.

            (d) Borrowers will indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes paid by Administrative Agent or such Lender. If Administrative Agent or such Lender receives a refund in respect of any Taxes or Other Taxes for which Administrative Agent or such Lender has received payment from any Borrower or Guarantor hereunder, so long as no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred and be continuing, Administrative Agent or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by Borrowers or Guarantors under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund). If Administrative Agent or a Lender claims a tax credit in respect of any Taxes for which it has been indemnified by Borrowers or Guarantors pursuant to this
Section 6.5, Administrative Agent or such Lender will apply the amount of the actual dollar benefit received by Administrative Agent or such Lender as a result thereof, as reasonably calculated by Administrative Agent or such Lender and net of all expenses related thereto, to the Loans. If Taxes or Other Taxes were not correctly or legally asserted, Administrative Agent or such Lender shall, upon Borrower Agent's request and at Borrowers' expense, provide such documents to Borrower Agent in form and substance satisfactory to Administrative Agent, as Borrower Agent may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to such Borrower (so long as providing such documents shall not, in the good faith determination of Administrative Agent, have a reasonable likelihood of resulting in any liability of Administrative Agent or any Lender).

            (e) In the event any Lender is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") such Non-U.S. Lender shall deliver to Borrower Agent two (2) copies of either United States Internal Revenue Service Form 1001 or Form 4224, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten (10%) percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of any Borrower or Guarantor and is not a controlled foreign corporation related to any Borrower or Guarantor (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. Federal withholding tax on payments by Borrowers or Guarantors under this Agreement and the other Financing Agreements. Such forms shall be delivered by any Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, a Non-U.S. Lender shall upon written notice from Borrower Agent promptly deliver such new forms as are required by the Code or the regulations issued thereunder to claim exemption from, or reduction in the rate of, U.S. Federal withholding tax upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Notwithstanding any other provision of this Section 6.5(e), a Non-U.S. Lender shall not be required to deliver any form pursuant to this
Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

            (f) Borrowers and Guarantors shall not be required to indemnify any Non-U.S. Lender or to pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to subsections (a) or
(d) above to the extent that the (i) the obligation to withhold amounts with respect to United States Federal withholding tax was applicable on the date such Non-U.S. Lender became a party to this Agreement or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided that this subsection (f) shall not apply
(A) to any New Lending Office that becomes a New Lending Office as a result of an assignment, participation, transfer or designation made at the request of Borrowers or Guarantors and (B) to the extent the indemnity payment or additional amounts any Non-U.S. Lender, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Non-U.S. Lender making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of subsection (e) above.

      6.6 Authorization to Make Loans. Administrative Agent and each Lender is authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be any of the persons listed on Schedule 6.6 hereto or such other persons as any Borrower may at any time and from time to time designate in writing to Administrative Agent or any Lender to be authorized to request Loans or Letter of Credit Accommodations or, at the discretion of Administrative Agent or any Lender, if such Loans are necessary to satisfy any Obligations. The Administrative Agent and Lenders shall have no duty to verify the identity of any individual representing himself or herself as one of the officers authorized by any Borrower to make such requests on its behalf. The Administrative Agent and Lenders shall make Loans only by depositing funds into one or more deposit accounts that have been designated in writing by Borrower Agent as operating accounts of one or more of Borrowers. All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day and, as to Loans, may be the same day as the date the request for such Loan is deemed to be received by Administrative Agent pursuant to the terms hereof) and the amount of the requested Loan. Requests received after 10:30 a.m. Los Angeles time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day. All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, Borrowers when deposited to the credit of any Borrower (or Borrower Agent on its behalf) or otherwise disbursed or established in accordance with the instructions of any Borrower (or Borrower Agent on its behalf) or in accordance with the terms and conditions of this Agreement.

      6.7 Appointment of Borrower Agent for Requesting Loans and Receipts of Loans and Statements.

            (a) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Administrative Agent or any Lender in the name or on behalf of such Borrower. Subject to the terms and conditions contained herein, Administrative Agent or Lenders may disburse the Loans to such bank account of a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as Borrower Agent may designate or direct, without notice to any other Borrower or Obligor.

            (b) Borrower Agent hereby accepts the appointment by Borrowers to act as the agent of Borrowers pursuant to this Section 6.7. Borrower Agent shall ensure that the disbursement of any Loans to each Borrower requested by or paid to Borrower Agent, or the issuance of any Letter of Credit Accommodations for a Borrower hereunder, shall be paid to or for the account of such Borrower.

            (c) Each Borrower hereby irrevocably appoints and constitutes Borrower Agent as agent to receive statements on account and all other notices from Administrative Agent or any Lender with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

            (d) No purported termination of the appointment of Borrower Agent as agent as aforesaid shall be effective, except after ten (10) days' prior written notice to Administrative Agent.

      6.8 Mandatory Prepayments. In the event that the aggregate amount of the Revolving Loans made or provided to Borrowers outstanding at any time shall exceed the Borrowing Base, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(d), or the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations outstanding at any time exceed the Revolving Loan Limit, such event shall not limit, waive or otherwise affect any rights of Administrative Agent and Lenders in that circumstance or on any future occasions and Borrowers shall, upon demand by Administrative Agent, which may be made at any time or from time to time, immediately pay to Administrative Agent, for the ratable benefit of Lenders, the entire amount of any such excess(es) for which payment is demanded or provide cash collateral up to such amount as may be required by Administrative Agent.

      6.9 Use of Proceeds. Borrowers shall use the initial proceeds of the Loans provided by Lenders to Borrowers hereunder only for: (a) payments to each of the persons listed in the disbursement direction letter furnished by Borrowers to Administrative Agent on or about the date hereof, (b) payments in an aggregate principal amount of $80,000,000 together with interest thereon to the RSA, and
(c) costs, expenses and fees in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Financing Agreements. All other Loans made or Letter of Credit Accommodations provided by or on behalf of any Lender to any Borrower pursuant to the provisions hereof shall be used by such Borrower only for general operating, working capital and other proper corporate purposes of such Borrower not otherwise prohibited by the terms hereof. None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a "purpose credit" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

      6.10 Pro Rata Treatment. Except to the extent otherwise provided in this
Agreement: (a) the making and conversion of Revolving Loans shall be made among the Lenders based on their respective Pro Rata Shares, (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares and shall be distributed accordingly.

      6.11 Sharing of Payments, Etc.

            (a) Borrowers agree that, in addition to (and without limitation of) any right of setoff, banker's lien or counterclaim any Administrative Agent or Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Administrative Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of any Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to a Borrower), in which case it shall promptly notify Borrower Agent and Administrative Agent thereof; provided that such Lender's failure to give such notice shall not affect the validity thereof.

            (b) If any Lender (including Administrative Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any other Financing Agreement through the exercise of any right of setoff, banker's lien or counterclaim or similar right or otherwise (other than from Administrative Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Administrative Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders. To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

            (c) Each Borrower agrees that any Lender so purchasing such a participation (or direct interest) may exercise, in a manner consistent with this Section, all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

            (d) Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower. If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Administrative Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

      6.12 Settlement Procedures.

            (a) In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Administrative Agent and Lenders, Administrative Agent may, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower's loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without any requirement of prior notice to Lenders of the proposed Loans.

            (b) With respect to all Revolving Loans made by Administrative Agent on behalf of Lenders as provided in this Section, the amount of each Lender's Pro Rata Share of the outstanding Revolving Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Revolving Loans as of 3:00 p.m. California time on the Business Day immediately preceding the date of each settlement computation; provided that Administrative Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week. Administrative Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Administrative Agent shall determine, a summary statement of the amount of outstanding Revolving Loans for such period (such week or lesser period or periods being hereinafter referred to as a "Settlement Period"). If the summary statement is sent by Administrative Agent and received by a Lender prior to 12:00 p.m. California time, then such Lender shall make the settlement transfer described in this Section by no later than 12:00 p.m. California time on the next Business Day following the date of receipt. If, as of the end of any Settlement Period, the amount of a Lender's Pro Rata Share of the outstanding Revolving Loans is more than such Lender's Pro Rata Share of the outstanding Revolving Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Administrative Agent by wire transfer in immediately available funds the amount of the increase. Alternatively, if the amount of a Lender's Pro Rata Share of the outstanding Revolving Loans in any Settlement Period is less than the amount of such Lender's Pro Rata Share of the outstanding Revolving Loans for the previous Settlement Period, Administrative Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease. The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Administrative Agent. Each of Administrative Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rate Share of the outstanding Revolving Loans and Letter of Credit Accommodations. Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender. Because the Administrative Agent on behalf of Lenders may be advancing and/or may be repaid Revolving Loans prior to the time when Lenders will actually advance and/or be repaid such Revolving Loans, interest with respect to Revolving Loans shall be allocated by Administrative Agent in accordance with the amount of Revolving Loans actually advanced by and repaid to each Lender and the Administrative Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by any Borrower or actually settled with the applicable Lender as described in this Section.

            (c) To the extent that Administrative Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by Borrower, Administrative Agent may apply such amounts repaid directly to any amounts made available by any Administrative Agent pursuant to this Section. In lieu of weekly or more frequent settlements, Administrative Agent may at any time require each Lender to provide Administrative Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Administrative Agent's disbursement of such Loan to any Borrower. In such event, all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares. No Lender shall be responsible for any default by any other Lender in the other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender's obligation to make a Loan hereunder.

            (d) If Administrative Agent is not funding a particular Loan to a Borrower pursuant to this Section above on any day, Administrative Agent may assume that each Lender will make available to Administrative Agent such Lender's Pro Rata Share of the Revolving Loan requested or otherwise made on such day and Administrative Agent may, in its discretion, but shall not obligated to, cause a corresponding amount to be made available to such Borrower on such day. If Administrative Agent makes such corresponding amount available to such Borrower and such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the interest rate provided for in
Section 3.1 hereof. During the period in which such Lender has not paid such corresponding amount to Administrative Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Administrative Agent to a Borrower shall, for all purposes hereof, be a Loan made by Administrative Agent for its own account. Upon any such failure by a Lender to pay Administrative Agent, Administrative Agent shall promptly thereafter notify such Borrower of such failure and such Borrower shall immediately pay such corresponding amount to Administrative Agent for its own account. A Lender who fails to pay Administrative Agent its Pro Rata Share of any Loans made available by the Administrative Agent on such Lender's behalf, or any Lender who fails to pay any other amount owing by its Administrative Agent, is a "Defaulting Lender". Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of any Borrower or any Obligor to Administrative Agent for the Defaulting Lender's benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder. Amounts payable to a Defaulting Lender shall instead be paid to or retained by Administrative Agent. Administrative Agent may hold and, in its discretion, relend to a Borrower the amount of all such payments received or retained by it for the account of such Defaulting Lender. For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero (0). This Section shall remain effective with respect to a Defaulting Lender until such default is cured. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower or Obligor of their duties and obligations hereunder.

            (e) Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

      7.1 Collateral Reporting.

            (a) Borrowers shall provide Administrative Agent with the following documents in a form reasonably satisfactory to Administrative Agent:

                  (i) on a monthly basis, on or before the tenth (10th) Business Day of the month, for the immediately preceding month, a schedule of sales made, credits issued and cash received and a schedule of Inventory (separately showing Inventory covered by non-cancelable, non-returnable purchase orders and "end of life" Inventory, and the sales of such Inventory); provided that such schedules will be provided on a weekly basis or more frequently as Administrative Agent may request if either (A) an Event of Default has occurred and is continuing, or (B) the Excess Availability as measured as of the last day of a calendar month is less than $25,000,000 at the end of any January, February, April, May, July, August, October or November during the Term of this Agreement or less than $40,000,000 at the end of any March, June, September or December during the Term of this Agreement;

                  (ii) on a monthly basis, on or before the tenth (10th) Business Day of the month or more frequently as Administrative Agent may reasonably request, for the immediately preceding month, (A) agings of accounts payable (including the status of payments to owners and lessors of the leased premises of Borrowers and warehouses and processors used by Borrowers), (B) agings of accounts receivable (together with a reconciliation to the financial statement for such month and to its general ledger), and (C) perpetual inventory reports by category and location;

                  (iii) upon Administrative Agent's request in good faith, (A) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and (D) a statement of the outstanding loans and payments made, and Accounts owing to, Affiliates as of the last day of the immediately preceding month; and

                  (iv) such other reports as to the Collateral as Administrative Agent or any Lender shall reasonably request from time to time.

            (b) If any Borrower's or Guarantor's records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, each Borrower and Guarantor hereby irrevocably authorizes such service, contractor, shipper or agent to deliver such records, reports, and related documents to Administrative Agent and to follow Administrative Agent's instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

      7.2 Accounts Covenants.

            (a) Each Borrower shall notify Administrative Agent promptly of: (i) any material delay in such Borrower's performance of any of its obligations to any Account Debtor or the assertion of any material claims, offsets, defenses or counterclaims by any Account Debtor, or any material disputes with Account Debtors, or any material settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower relating to the financial condition of any Account Debtor and (iii) any event or circumstance which, to such Borrower's knowledge, would be reasonably likely to cause Administrative Agent to consider any then existing Accounts as no longer constituting Eligible Accounts. No credit, discount, allowance or extension, or agreement with respect to any credit, discount, allowance or extension, shall be granted by any Borrower to any Account Debtor without Administrative Agent's consent, except in the ordinary course of such Borrower's business consistent with the practices of such Borrower as of the date hereof and as to any such agreement so long as Administrative Agent shall have received notice thereof to the extent required under Section 7.1 above. So long as no Event of Default exists or has occurred and is continuing, each Borrower in its discretion shall have the right to settle, adjust or compromise any claim, offset, counterclaim or dispute with any Account Debtor. At any time that an Event of Default exists or has occurred and is continuing, Administrative Agent shall, at its option and in the exercise of its commercially reasonable judgment, have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with Account Debtors or grant any credits, discounts or allowances.

            (b) Without limiting the obligation of Borrowers to deliver any other information to Administrative Agent, Borrowers shall promptly report to Administrative Agent any return of Inventory by any one account debtor if the Inventory so returned in such case has a value in excess of $250,000. At any time that Inventory is returned, reclaimed or repossessed, the Account (or portion thereof) which arose from the sale of such returned, reclaimed or repossessed Inventory shall not be deemed an Eligible Account. In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Administrative Agent's request, (i) hold the returned Inventory in trust for Administrative Agent and Lenders, (ii) segregate all returned Inventory from all of its other property, (iii) dispose of the returned Inventory solely according to Administrative Agent's instructions in good faith, and (iv) not issue any credits, discounts or allowances with respect thereto without Administrative Agent's prior written consent.

            (c) With respect to each Account: (i) the amounts shown on any invoice or schedule thereof delivered to Administrative Agent shall be true and complete (other than as to de minimis amounts), (ii) no payments shall be made thereon except payments immediately delivered to Administrative Agent pursuant to the terms of this Agreement, (iii) except as reported to Administrative Agent in accordance with the terms hereof, no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor and except for credits, discounts, allowances or extensions made or given in the ordinary course of business of Borrowers consistent with the current practices of Borrowers as of the date hereof, (iv) except as reported to Administrative Agent in accordance with the terms hereof, there shall be no setoff, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto, (v) none of the transactions giving rise thereto will violate any applicable Federal, State, Provincial, district, county or local laws or regulations in any material respect, all documentation relating thereto will be legally sufficient in all material respects under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms, subject to bankruptcy laws and general principles of equity.

            (d) Administrative Agent shall have the right at any time or times, in Administrative Agent's name or in the name of a nominee of Administrative Agent, to verify the validity, amount or any other matter relating to any Account or other Collateral, by mail, telephone, facsimile transmission or otherwise.

            (e) Except as Administrative Agent may otherwise agree, each Borrower shall deliver or cause to be delivered to Administrative Agent or such Lender as Administrative Agent may specify, immediately upon such Borrower's receipt thereof, with appropriate endorsement and assignment, all chattel paper and instruments constituting Collateral which such Borrower now owns or may at any time hereafter acquire (i) prior to an Event of Default, if the aggregate amount of all such chattel paper and instruments equals or exceeds $250,000 and
(ii) after an Event of Default, all such chattel paper and other instruments regardless of the amount thereof.

            (f) Administrative Agent may, at any time or times that an Event of Default exists or has occurred and is continuing, (i) notify any or all Account Debtors or other obligors in respect thereof that the Accounts have been assigned to Administrative Agent and that Administrative Agent has a security interest therein and Administrative Agent may direct any or all accounts debtors to make payment of Accounts directly to Administrative Agent, (ii) in its commercially reasonable judgment extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Accounts or other obligations included in the Collateral and thereby discharge or release the Account Debtor or any other party or parties in any way liable for payment thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Accounts or such other obligations, but without any duty to do so, and Administrative Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof and (iv) take whatever other action Administrative Agent may in good faith deem necessary or desirable for the protection of its or Lenders' interests. At any time that an Event of Default exists or has occurred and is continuing, at Administrative Agent's request, all invoices and statements sent to any account debtor or other obligor shall state that the Accounts and such other obligations have been assigned to Administrative Agent and are payable directly and only to Administrative Agent and each Borrower shall deliver to Administrative Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Administrative Agent may require.

      7.3 Inventory Covenants. With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records reasonably satisfactory to Administrative Agent, keeping in all material respects correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, the cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrower Agent and Tenex shall conduct a daily cycle count of their Inventory, Rorke shall conduct a monthly cycle count and annual physical count of its Inventory, and Future Tech shall conduct a physical count of its Inventory no less frequently than one (1) time per week (or more often as Administrative Agent may request on or after an Event of Default and for so long as the same is continuing), and upon Administrative Agent's request, the Borrower shall supply Administrative Agent with a report in the form and with such specificity as may be reasonably satisfactory to Administrative Agent concerning such counts; (c) each Borrower shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Administrative Agent (which will not be unreasonably withheld, delayed or conditioned), except for sales of Inventory in the ordinary course of such Borrower's business and except to move Inventory directly from one location of such Borrower set forth or permitted herein to another such location of such Borrower or any other Borrower (so long as a financing statement between Administrative Agent as secured party and such other Borrower, as debtor, covering such Inventory has previously been recorded in the appropriate governmental offices of the jurisdiction of such location); (d) Borrowers shall, at their expense, on a semi-annual basis, but at any time or times as Administrative Agent may request on or after an Event of Default and for so long as the same is continuing, deliver or cause to be delivered to Administrative Agent full written reports or appraisals as to the Inventory in form, scope and methodology reasonably acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent, addressed to Administrative Agent and Lenders, and upon which Administrative Agent and Lenders are expressly permitted to rely, which appraisals shall employ the same methodology as in prior appraisals unless the appraiser justifies to Administrative Agent, in its sole discretion, the need to employ a different methodology; provided that Administrative Agent will make reasonable efforts to discuss any proposed change in methodology with Borrower Agent prior to its implementation, provided, further, that the failure to discuss such proposed change shall not invalidate such appraisal or limit the rights of Administrative Agent and Lenders to rely on such appraisal; (e) Borrowers shall, at their expense, once every two months, deliver or cause to be delivered to Administrative Agent written desktop appraisals as to Inventory (by product code as determined by the appraiser) in form, scope and methodology acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent, addressed to Administrative Agent and Lenders, and upon which Administrative Agent and Lenders are expressly permitted to rely, which appraisals shall employ the same methodology as in prior appraisals unless the appraiser justifies to Administrative Agent, in its sole discretion, the need to employ a different methodology; provided that Administrative Agent will make reasonable efforts to discuss any proposed change in methodology with Borrower Agent prior to its implementation, provided, further, that the failure to discuss such proposed change shall not invalidate such desktop appraisal or limit the rights of Administrative Agent and Lenders to rely on such desktop appraisal; (f) each Borrower shall produce, use, store and maintain the Inventory, with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with applicable laws (including, but not limited to, the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory, except for liabilities incurred by Administrative Agent or a Lender due to acts or omissions of Administrative Agent or such Lender which constitute gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction; (h) except as disclosed in the collateral reports delivered to Administrative Agent under
Section 7.1(a), each Borrower shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate such Borrower to repurchase such Inventory (except for the right of return of customers for Inventory which is defective or non-conforming); (i) each Borrower shall keep the Inventory in good and marketable condition (other than obsolete Inventory); and (j) each Borrower shall not, except as disclosed in the collateral reports delivered to Administrative Agent under Section 7.1(a), acquire or accept any Inventory on consignment or approval.

      7.4 Equipment Covenants. With respect to the Equipment: (a) upon Administrative Agent's reasonable request, at any time or times an Event of Default exists or has occurred and is continuing, Borrowers shall, at their expense, deliver or cause to be delivered to Administrative Agent written reports or appraisals as to the Equipment in form, scope and methodology reasonably acceptable to Administrative Agent and by an appraiser reasonably acceptable to Administrative Agent addressed to Administrative Agent and Lenders and upon which Administrative Agent and Lenders are expressly permitted to rely;
(b) each Borrower shall keep the Equipment in order, repair, running and marketable condition (ordinary wear and tear excepted); (c) each Borrower shall use the Equipment with all reasonable care and caution and in accordance with applicable standards of any insurance and in conformity with all applicable laws; (d) the Equipment is and shall be used in Borrower's business and not for personal, family, household or farming use; (e) each Borrower shall not remove any Equipment from the locations set forth or permitted herein, except for laptop computers that employees may use in homes or travel, and except to the extent necessary to have any Equipment repaired or maintained in the ordinary course of the business of such Borrower or to move Equipment directly from one location set forth or permitted herein to another such location and except for the movement of motor vehicles used by or for the benefit of such Borrower in the ordinary course of business; (f) the Equipment is now and shall remain personal property and each Borrower shall not permit any of the Equipment to be or become a part of the Real Property or a fixture; and (g) each Borrower assumes all responsibility and liability arising from the use of the Equipment, except for liabilities arising from acts or omissions of Administrative Agent or any Lender.

      7.5 Power of Attorney. Each Borrower hereby irrevocably designates and appoints Administrative Agent (and all persons designated by Administrative Agent) as such Borrower's true and lawful attorney-in-fact, and authorizes Administrative Agent, in such Borrower's or Administrative Agent's name, to: (a) at any time an Event of Default exists or has occurred and is continuing, (i) demand payment on Accounts or other proceeds of Inventory or other Collateral, (ii) enforce payment of Accounts or other Collateral by legal proceedings or otherwise, (iii) exercise in good faith all of such Borrower's rights and remedies to collect any Account or other Collateral, (iv) sell or assign any Account or other Collateral upon such terms, for such amount and at such time or times as Administrative Agent deems commercially reasonable, (v) settle, adjust, compromise, extend or renew an Account upon such terms as Administrative Agent deems commercially reasonable, (vi) discharge and release any Account upon such terms as Administrative Agent deems commercially reasonable, (vii) prepare, file and sign such Borrower's name on any proof of claim in bankruptcy or other similar document in connection with the Collateral against an Account Debtor, (viii) notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Administrative Agent, and open all mail addressed to such Borrower and handle and store all mail relating to any of the Collateral and make available for Borrowers to obtain all other mail at the offices of Administrative Agent or such other reasonable location as Administrative Agent may specify for such purpose, and (ix) do all acts and things which are necessary, in Administrative Agent's good faith determination, to fulfill such Borrower's obligations under this Agreement and the other Financing Agreements and (b) at any time (i) take control in any manner of any item of payment constituting Collateral or in respect of Collateral or proceeds thereof received in or for deposit in the Blocked Accounts or otherwise received by Administrative Agent or any Lender to the extent that Administrative Agent or Lender has a right thereto under Section 6.3, (ii) have access to any lockbox or postal box into which such Borrower's mail relating to any of the Collateral or which Administrative Agent believes may be related to Collateral is deposited, (iii) endorse such Borrower's name upon any items of payment constituting Collateral or proceeds thereof at any time received by or on behalf of Administrative Agent or any Lender and deposit the same in Administrative Agent's or a Lender's account for application to the Obligations, (iv) endorse such Borrower's name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto or any other Collateral, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through US Customs, in such Borrower's name, Administrative Agent's name or the name of Administrative Agent's designee, and to sign and deliver to customs officials powers of attorney in such Borrower's name for such purpose, (vi) sign such Borrower's name on any verification of Accounts and notices thereof to account debtors and other obligors in respect thereof and (vii) execute in such Borrower's name and file any PPSA financing statements or UCC financing statements or amendments thereto. Each Borrower hereby releases Administrative Agent and each Lender and its officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Administrative Agent's or a Lender's own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction. Nothing herein shall be deemed to constitute an appointment of any Person other than Administrative Agent as attorney-in-fact for Borrowers or any of them.

      7.6 Bills of Lading and Other Documents of Title. In the event that any Inventory that would otherwise be Eligible Inventory is located outside the United States of America or Canada and is in transit to premises of a Customs Broker in the United States or Canada or premises of a Borrower in the United States of America or Canada as described in the definition of Eligible Inventory, such Inventory may be accepted by Lenders as Eligible Inventory if
(a) each


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
Borrower shall cause all bills of lading and other documents of title relating to goods being purchased by it which are outside the United States or Canada and in transit to such premises to name such Borrower as consignee, unless and until Administrative Agent may direct otherwise; (b) at such time and from time to time as Administrative Agent may direct, such Borrower shall cause Administrative Agent or such other financial institution or other person as Administrative Agent may specify to be named as consignee; (c) without limiting any other rights of Administrative Agent or any Lender hereunder, Administrative Agent shall have the right to endorse and negotiate on behalf of , and as attorney-in-fact for, such Borrower any bill of lading or other document of title with respect to such goods naming such Borrower as consignee to Administrative Agent; (d) there shall be three (3) originals of each of such bill of lading or other document of title which unless and until Administrative Agent shall direct otherwise, shall be delivered as follows: (i) one (1) original to such Customs Broker as such Borrower may specify (so long as Administrative Agent has received a Collateral Access Agreement duly authorized, executed and delivered by such Customs Broker), and (ii) two (2) originals to Administrative Agent or to such other person as Administrative Agent may designate for such purpose; (e) such Borrower shall obtain a copy (but not the originals) of such bill of lading or other documents of title from the Customs Broker and (f) such Borrower shall cause all bills of lading or other documents of title relating to goods purchased by such Borrower which are outside the United States or Canada and in transit to the premises of such Borrower or the premises of a Customs Broker in the United States or Canada to be issued in a form so as to constitute negotiable documents as such term is defined in the Uniform Commercial Code.

      7.7 Right to Cure. Administrative Agent may, at its option, (a) upon notice to any Borrower (or Borrower Agent), cure any default by such Borrower under any material agreement with a third party which affects any Collateral, the value of such Collateral or the ability of Administrative Agent or any Lender to collect, sell or otherwise dispose of such Collateral or the rights and remedies of Administrative Agent or any Lender hereunder or under any of the other Financing Agreements, (b) pay or bond on appeal any judgment entered against any Borrower or Guarantor, (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral (other than those whose existence is permitted by this Agreement) and (d) pay any amount, incur any expense or perform any act which, in Administrative Agent's good faith judgment, is reasonably necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Administrative Agent and Lenders with respect thereto. Administrative Agent and Lenders may add any amounts so expended to the Obligations and charge any loan account with respect to a Borrower maintained by Administrative Agent so as to increase the amount of Loans outstanding. Administrative Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of Borrowers. Any payment made or other action taken by Administrative Agent or any Lender under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

      7.8 Access to Premises. From time to time as requested by Administrative Agent, at the cost and expense of Borrowers, (a) Administrative Agent or its designee shall have complete access to all of each Borrower's and Guarantor's premises during normal business hours and after notice to Borrower Agent, or at any time and without notice to Borrower Agent if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower's books and records, including, without limitation, the Records, and (b) each Borrower shall promptly furnish to such Administrative Agent such copies of such books and records or extracts therefrom as Administrative Agent may request, and (c) Administrative Agent and any Lender, or a designee, may use during normal business hours such of any Borrower's or Guarantor's personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Accounts and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

      Each of Borrowers and Guarantor hereby jointly and severally represents and warrants to Administrative Agent and Lenders the following (which shall survive the execution and delivery of this Agreement), the truth and accuracy of which are a continuing condition of the making of Loans and providing Letter of Credit Accommodations to Borrowers:

      8.1 Existence, Power and Authority; Subsidiaries. Each of Borrowers, Guarantor and the Subject Subsidiaries is a corporation or unlimited liability company duly organized and in good standing under the laws of its state, province or other jurisdiction of formation and is duly qualified as a foreign or extra-provincial corporation or company and in good standing in all states, provinces or other jurisdictions where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, and where the failure to so qualify would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary. The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder are all within the corporate or company powers of each Borrower and Guarantor, have been duly authorized and are not in contravention of law or the terms of the certificate of incorporation, articles of organization, by-laws, or other organizational documentation of each Borrower or Guarantor, or any indenture, agreement or undertaking to which any Borrower or Guarantor is a party or by which any Borrower or Guarantor or its property are bound. This Agreement and the other Financing Agreements to which it is a party constitute legal, valid and binding obligations of each Borrower and Guarantor enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors' rights generally and by general principles of equity. Borrowers and Guarantor do not have any Subject Subsidiaries except as set forth on Schedule
8.1 hereof.

      8.2 Financial Statements; No Material Adverse Change. All financial statements relating to Borrowers and Guarantor which have been or may hereafter be delivered by any Borrower or Guarantor to Administrative Agent or Lenders have been prepared in accordance with GAAP and fairly present the financial condition and the results of operation of Borrowers and Guarantor as at the dates and for the periods set forth therein. Except as disclosed in any interim financial statements furnished by any Borrower or Guarantor to Administrative Agent or Lenders prior to the date of this Agreement, there has been no material adverse change in the assets, liabilities, properties and condition, financial or otherwise, of any Borrower or Guarantor, since the date of the most recent audited financial statements of Borrowers and Guarantor, furnished by any Borrower or Guarantor to Administrative Agent prior to the date of this Agreement.

      8.3 Chief Executive Office; Collateral Locations. The chief executive office of each Borrower and Guarantor and each Borrower's Records concerning Accounts and Inventory are located only at the address set forth on the signature page hereto and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.3 hereto, subject to the right of each Borrower and Guarantor to establish new locations in accordance with Section 9.2 hereof. Schedule 8.3 hereto correctly identifies any of such locations which are not owned by Borrowers or Guarantor and sets forth the owners and/or operators thereof.

      8.4 Priority of Liens; Title to Properties. The security interests and liens granted to Administrative Agent, for itself and the ratable benefit of Lenders, under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject only to the liens indicated on Schedule 8.4 hereto and the other liens permitted under Section 9.8 hereof. Each of Borrowers and Guarantor has good and marketable title to all of its properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Administrative Agent, for itself and the ratable benefit of Lenders, and such others as are specifically listed on Schedule 8.4 hereto or permitted under Section 9.8 hereof.

      8.5 Tax Returns. Each of Borrowers and Guarantor has filed, or caused to be filed, in a timely manner all tax returns, reports and declarations which are required to be filed by it. All information in such tax returns, reports and declarations is complete and accurate in all material respects. Each of Borrowers and Guarantor has paid or caused to be paid all taxes due and payable or claimed due and payable in any assessment received by it, and has collected, deposited and remitted in accordance with all applicable laws, all excise taxes and all sales and/or use taxes applicable to the conduct of its business, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or Guarantor, as the case may be, and with respect to which adequate reserves have been set aside on its books. Adequate provision has been made for the payment of all accrued and unpaid Federal, State, province, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed. Each of Borrowers and Guarantor has collected and remitted to the appropriate tax authority all excise taxes and sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States or Canada and each possession or territory thereof, and each State, province or political subdivision thereof, including any State or province in which such Borrower or Guarantor owns any Inventory or owns or leases any other property.

      8.6 Litigation. There is no action, suit, proceeding or claim by any Person pending, or to the best knowledge of any Borrower or Guarantor threatened, against any Borrower or Guarantor seeking to enjoin or otherwise prohibit this Agreement, any other Financing Agreement or the transactions contemplated hereby or thereby. Except as set forth on Schedule 8.6 hereto, (i) there is no present investigation by any Governmental Authority pending, or to the best of the knowledge of any Borrower or Guarantor threatened, against or affecting any Borrower or Guarantor or any of their respective assets or businesses, and (ii) there is no action, suit, proceeding or claim by any Person pending, or to the best of the knowledge of any Borrower or Guarantor threatened, against any Borrower or Guarantor or its assets that, if adversely determined, would have a Material Adverse Effect on such Borrower or Guarantor.

      8.7 Compliance with Other Agreements and Applicable Laws.

            (a) Each of Borrowers, Guarantor and the Subject Subsidiaries is not in default in any respect under, or in violation in any respect of any of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound, the default or violation of which would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary. Each of Borrowers, Guarantor and the Subject Subsidiaries is in material compliance with the requirements of all material applicable laws, rules, regulations and orders of any Governmental Authority relating to its business, including, without limitation, those set forth in or promulgated pursuant to the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code, as amended, and the rules and regulations thereunder, and all Environmental Laws with respect to which the failure to comply would have a Material Adverse Effect.

            (b) Each of Borrowers, Guarantor and the Subject Subsidiaries has obtained all permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority (the "Permits") required for the lawful conduct of its business where the failure to obtain such Permit would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary. The Permits constitute all permits, licenses, approvals, consents, certificates, orders or authorizations necessary for each of Borrowers, Guarantor and the Subject Subsidiaries to own and operate its business as presently conducted or proposed to be conducted where the failure to have such Permits would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary. All of the Permits are valid and subsisting and in full force and effect. There are no actions, claims or proceedings pending or threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary.

      8.8 Environmental Compliance.

            (a) Except as set forth on Schedule 8.8 hereto, no Borrower, Guarantor or any of the Subject Subsidiaries has generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which at any time violates any applicable Environmental Law where the violation would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary, or violates any license, permit, certificate, approval or similar authorization issued to any Borrower, Guarantor or such Subject Subsidiary thereunder where the violation thereof would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary. The operations of each Borrower, Guarantor and the Subject Subsidiaries comply in all respects with all applicable Environmental Laws and all licenses, permits, certificates, approvals and similar authorizations thereunder where the failure to comply therewith or the violation thereof would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary.

            (b) Except as set forth on Schedule 8.8 hereto, (i) there is no investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person pending or, to the best of the knowledge of any Borrower and Guarantor threatened, with respect to any non-compliance with or violation of the requirements of any applicable Environmental Law by any Borrower, Guarantor and the Subject Subsidiaries which would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary, (ii) to the Borrower's or Guarantor's knowledge, there has not been any release, spill or discharge of any Hazardous Material on any properties of any Borrower, Guarantor or such Subject Subsidiary, or releases, spills or discharges from any properties at which any Borrower, Guarantor or such Subject Subsidiary has transported, stored or disposed of any Hazardous Materials which would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary, and (iii) to the Borrower's or Guarantor's knowledge, there has not been any generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials or any other environmental matter which affects any Borrower or Guarantor or its business, operations or assets in any manner which would have a Material Adverse Effect on such Borrower or Guarantor.

            (c) Except as set forth on Schedule 8.8 hereto, no Borrower, Guarantor or any of the Subject Subsidiaries has any liability (contingent or otherwise) in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials which would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary.

            (d) Each of Borrowers, Guarantor and the Subject Subsidiaries has all licenses, certificates, approvals, similar authorizations and other Permits required to be obtained or filed in connection with the operations of such Borrower, Guarantor and Subject Subsidiary under any Environmental Law and all of such licenses, permits, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect in each case where the failure to obtain or maintain such licenses, permits, certificates, approvals or similar authorizations would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary.

            (e) "Hazardous Materials" shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials, or wastes and including any other substances, materials or wastes that are or become regulated under any Environmental Law (including any that are or become classified as hazardous or toxic under any Environmental Law).

      8.9 Employee Benefits.

            (a) No Borrower or Guarantor has engaged in any transaction in connection with which any Borrower or Guarantor or any of its ERISA Affiliates could be subject to either a civil penalty assessed pursuant to ERISA or a tax imposed by the Code, including any accumulated funding deficiency described in
Section 8.9(c) hereof and any deficiency with respect to vested accrued benefits described in Section 8.9(d) hereof.

            (b) No liability to the Pension Benefit Guaranty Corporation has been or is expected by any Borrower or Guarantor to be incurred with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates. There has been no reportable event (within the meaning of ERISA) or any other event or condition with respect to any employee benefit plan of any Borrower or Guarantor or any of its ERISA Affiliates which presents a risk of termination of any such plan by the Pension Benefit Guaranty Corporation.

            (c) Full payment has been made of all amounts which any Borrower or Guarantor or any of its ERISA Affiliates is required under ERISA and the Code to have paid under the terms of each employee benefit plan as contributions to such plan as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no accumulated funding deficiency (as defined in ERISA and the Code), whether or not waived, exists with respect to any employee pension benefit plan, including any penalty or tax described in Section 8.9(a) hereof and any deficiency with respect to vested accrued benefits described in
Section 8.9(d) hereof.

            (d) The current value of all vested accrued benefits under all employee pension benefit plans maintained by any Borrower or Guarantor that are subject to Title IV of ERISA does not exceed the current value of the assets of such plans allocable to such vested accrued benefits, including any penalty or tax described in Section 8.9(a) hereof and any accumulated funding deficiency described in Section 8.9(d) hereof. The terms "current value" and "accrued benefit" have the meanings specified in ERISA.

            (e) No Borrower, Guarantor or any of its ERISA Affiliates is or has ever been obligated to contribute to any "multiemployer plan" (as such term is defined in ERISA) that is subject to Title IV of ERISA.

            (f) As to any Canadian Pension Plan of a Borrower or Guarantor: (i) the Canadian Pension Plans are duly registered under all applicable provincial pension benefits legislation; (ii) all obligations of such Borrower or Guarantor (including fiduciary, funding, investment and administration obligations) required to be performed in connection with the Canadian Pension Plans or the funding agreements therefor have been performed in a timely fashion, and there are no outstanding disputes concerning the assets held pursuant to any such funding agreement; (iii) all contributions or premiums required to be made by such Borrower or Guarantor to the Canadian Pension Plans have been made in a timely fashion in accordance with the terms of the Canadian Pension Plans and applicable laws and regulations; (iv) all employee contributions to the Canadian Pension Plans required to be made by way of authorized payroll deduction have been properly withheld by the applicable Borrower and fully paid into the Canadian Pension Plans in a timely fashion; (v) all reports and disclosures relating to the Canadian Pension Plans required by any applicable laws or regulations have been filed or distributed in a timely fashion; (vi) there have been no improper withdrawals, or applications of, the assets of any of the Canadian Pension Plans; (vii) No amount is owing by any of the Canadian Pension Plans under the Income Tax Act (Canada) or any provincial taxation statute;
(viii) the Canadian Pension Plans are fully funded both on an ongoing basis and on a solvency basis (using actuarial assumptions and methods which are consistent with the valuations last filed with the applicable governmental authorities and which are consistent with generally accepted actuarial principles); and (ix) no Borrower or Guarantor, after diligent inquiry, has any knowledge, or any grounds for believing, that any of the Canadian Pension Plans is the subject of an investigation, any other proceeding, an action or a claim, and there exists no state of facts which after notice or lapse of time or both could reasonably be expected to give rise to any such proceeding, action or claim. "Canadian Pension Plans" shall mean any plan, program or arrangement that is a pension plan for the purposes of any applicable pension benefits legislation or any tax laws of Canada or a Province thereof, whether or not registered under any such laws, which is sponsored, maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Borrower or any Obligor in respect of any Person's employment in Canada with such Borrower or Obligor.

      8.10 Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower or Guarantor maintained at any bank or other financial institution are set forth on Schedule 8.10 hereto, subject to the right of each Borrower and Guarantor to establish new accounts in accordance with Section 9.17 below.

      8.11 Intellectual Property. Each of Borrowers and Guarantor owns or licenses or otherwise has the right to use all Intellectual Property necessary for the operation of its business as presently conducted or proposed to be conducted. As of the date hereof, each of Borrowers and Guarantor does not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office, the Canadian Intellectual Property Office or any similar office or agency in the United States, Canada, any State or Province thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 hereto and has not granted any licenses with respect thereto other than as set forth in Schedule 8.11 hereto. No event has occurred which permits or would permit after notice or passage of time or both, the revocation, suspension or termination of such rights. To the best of the knowledge of each Borrower and Guarantor, no slogan or other advertising device, product, process, method, substance or other Intellectual Property or goods bearing or using any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other Intellectual Property owned by any other Person presently and no claim or litigation is pending or threatened against or affecting any Borrower or Guarantor contesting its right to sell or use any such Intellectual Property. Schedule 8.11 sets forth all of the trademarks, logos, designs, representations or other Intellectual Property owned by another person that any Borrower or Guarantor has the right to use under a license or similar arrangement, the name of the licensor in each case and the dates of expiration of such agreements or other arrangements. No trademark, servicemark or other Intellectual Property at any time used by any Borrower or Guarantor which is owned by another person, or owned by any Borrower subject to any security interest, lien, collateral assignment, pledge or other encumbrance in favor of any person other than Lender, is affixed to any Eligible Inventory, except to the extent permitted under the term of the license agreements listed on Schedule 8.11 hereto. In the event any Borrower obtains or applies for any material intellectual property rights or obtains any material licenses with respect thereto, such Borrower shall immediately notify Administrative Agent thereof and shall provide to Administrative Agent copies of all written materials including, but not limited to, applications and licenses with respect to such intellectual property rights. At Administrative Agent's request, such Borrower shall promptly execute and deliver to Administrative Agent an intellectual property security agreement granting to Administrative Agent a perfected security interest in such intellectual property rights in form and substance reasonably satisfactory to Administrative Agent.

      8.12 Financial Statements.

            (a) None of the financial statements, reports and other information furnished or to be furnished by any Borrower or Guarantor to Administrative Agent or any Lender with respect to Borrower Agent and its Subsidiaries contain, as of their respective dates, any untrue statement of material fact or omit to state any material fact necessary to make the information therein not misleading. Such financial statements and reports were and will be prepared in accordance with GAAP consistently applied (other than those unaudited financial statements and reports provided to Administrative Agent prior to the date hereof), and shall fairly present the consolidated and consolidating financial condition and results of operations of the applicable Persons, as of the dates and for the periods indicated thereon.

            (b) The pro forma balance sheets and future cash flow projections for Borrower Agent and its Subsidiaries on a consolidated basis (together with the summaries of assumptions and projected assumptions, based on historical performance with respect thereto) furnished by any Borrower or Guarantor to Administrative Agent or any Lender prior to the date of this Agreement represent the reasonable, good faith opinion of Borrowers, Guarantor and their management as to the subject matter thereof and the pro forma balance sheets furnished by any Borrower or Guarantor to Administrative Agent or any Lender were prepared in accordance with applicable guidelines of the American Institute of Certified Public Accountants.

      8.13 Disclosure.

            (a) The information contained in the representations and warranties of each Borrower and Guarantor set forth in this Agreement, the other Financing Agreements, or in any other instrument, document, list, certificate, statement, schedule or exhibit heretofore delivered or to be delivered to Administrative Agent or any Lender, as contemplated in this Agreement or in the other Financing Agreements, does not contain and will not contain any untrue statement of a material fact and does not omit and will not omit to state a material fact necessary in order to make the information contained herein or therein not misleading.

            (b) After giving effect to the transactions contemplated by this Agreement, the other Financing Agreements, and the other instruments or documents delivered in connection herewith and therewith, there does not exist and there has not occurred any act, condition or event which constitutes an Event of Default or which, with notice or passage of time or both would constitute an Event of Default.

      8.14 Governmental Authority. No consent, approval or other action of, or filing with, or notice to any Governmental Authority is required in connection with the execution, delivery and performance of this Agreement, the other Financing Agreements or any of the instruments or documents to be delivered pursuant hereto or thereto, except for those consents or approvals already obtained by Borrowers and Guarantor which are in full force and effect as of the date hereof and the filing of UCC and PPSA financing statements.

      8.15 Capitalization.

            (a) All of the issued and outstanding shares of Capital Stock of Borrowers (other than the Borrower Agent), Guarantor and the Subject Subsidiaries are as set forth in


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
Schedule 8.15 hereto and all of such shares have been duly authorized and are fully paid and non-assessable, free and clear of all claims, liens, pledges and encumbrances of any kind, except in favor of Administrative Agent, for itself and the ratable benefit of Lenders, and as permitted hereunder.

            (b) The Borrowers and Guarantor on a consolidated basis are solvent and will continue to be solvent after the creation of the Obligations, the security interests of Administrative Agent, for itself and the ratable benefit of Lenders, and the other transactions contemplated hereunder, are able to pay their debts as they mature and have (and have reason to believe they will continue to have) sufficient capital (and not unreasonably small capital) to carry on their business and all businesses in which they are about to engage. The assets and properties of each of Borrowers and Guarantor on a consolidated basis at a fair valuation and at their present fair salable value are, and will be, greater than the Indebtedness and other liabilities of such Borrower or Guarantor (as applicable), and including subordinated and contingent liabilities computed at the amount which, to the best of the knowledge of each Borrower and Guarantor, represents an amount which can reasonably be expected to become an actual or matured liability.

      8.16 Labor Disputes.

            (a) Set forth on Schedule 8.16 hereto is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to any Borrower or Guarantor and any union, labor organization or other bargaining agent in respect of the employees of any Borrower or Guarantor on the date hereof.

            (b) There is (i) no significant unfair labor practice complaint pending against any Borrower or Guarantor or, to the best of the knowledge of any Borrower or Guarantor, threatened against it, before the National Labor Relations Board or similar entity in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or Guarantor or, to best of the knowledge of any Borrower or Guarantor, threatened against it, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against any Borrower or Guarantor or, to the best of the knowledge of any Borrower or Guarantor, threatened against any Borrower or Guarantor.

      8.17 Corporate Name; Prior Transactions. Each of Borrowers and Guarantor has not, during the past five (5) years, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any Person, or acquired any of its property or assets out of the ordinary course of business, except as set forth on Schedule 8.17 hereto.

      8.18 Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower or Guarantor permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or Guarantor or any of the Subject Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower or Guarantor and any of the Subject Subsidiaries or (ii) between any of the Subject Subsidiaries or
(b) the ability of any


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
Borrower or Guarantor or any of the Subject Subsidiaries to incur Indebtedness or grant security interests to Administrative Agent or any Lender in the Collateral.

      8.19 Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Administrative Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Administrative Agent and Lenders regardless of any investigation made or information possessed by Administrative Agent and Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower or Guarantor shall now or hereafter give, or cause to be given, to Administrative Agent and Lenders.

SECTION 9.  AFFIRMATIVE AND NEGATIVE COVENANTS

      9.1 Maintenance of Existence. Each of Borrowers and Guarantor shall, and shall cause any Subject Subsidiary to, at all times preserve, renew and keep in full force and effect its corporate or company existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently or proposed to be conducted, where the failure to preserve, renew, or keep in full force and effect any of the foregoing would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary. Each of Borrowers and Guarantor shall, and shall cause any Subject Subsidiary to, give Administrative Agent thirty (30) days prior written notice of any proposed change in its corporate or company name, which notice shall set forth the new name and each of Borrowers and Guarantor shall deliver to Administrative Agent a copy of the amendment to the Certificate of Incorporation or Articles of Organization of such Borrower, Guarantor or such Subject Subsidiary providing for the name change certified by the Secretary of State or province of the jurisdiction of formation of such Borrower, Guarantor or such Subject Subsidiary as soon as it is available.

      9.2 New Collateral Locations. Each of Borrowers and Guarantor may open any new location within the continental United States or Canada provided such Borrower or Guarantor (a) gives Administrative Agent twenty (20) days prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Administrative Agent such agreements, documents, and instruments as Administrative Agent may deem reasonably necessary or desirable to protect the interest of Administrative Agent, for itself and the ratable benefit of Lenders, in the Collateral at such location, including UCC or PPSA financing statements with respect to the Collateral.

      9.3 Compliance with Laws, Regulations, Etc.

            (a) Each of Borrowers and Guarantor shall, and shall cause any Subject Subsidiary to, at all times, to comply in all respects with all laws, rules, regulations, licenses, approvals, orders and Permits applicable to it and duly observe all requirements of any Federal, State, province or local Governmental Authority, including the Occupational Safety and Health Act of 1970, as amended, the Fair Labor Standards Act of 1938, as amended, ERISA, the Code


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
and all statutes, rules, regulations, orders, permits and stipulations relating to environmental pollution and employee health and safety, including all of the Environmental Laws in each case where the failure to so comply has or would have a Material Adverse Effect on such Borrower, Guarantor or Subject Subsidiary.

            (b) Each of Borrowers and Guarantor shall establish and maintain, and shall cause the Subject Subsidiaries to establish and maintain, at its expense, a system to assure and monitor its continued compliance with all applicable Environmental Laws in all of its operations. Upon the request of Administrative Agent, copies of any environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrowers and Guarantor to Administrative Agent. Borrowers and Guarantor shall take prompt and appropriate action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Administrative Agent on such response.

            (c) Each of Borrowers and Guarantor shall give written notice to Administrative Agent promptly after the receipt by any Borrower or Guarantor of any notice of, or any Borrower's or Guarantor's otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material in violation of any Environmental Law on any property used by Borrowers or Guarantor or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any Environmental Law by any Borrower or Guarantor in any material respect or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material on any property used by Borrowers or Guarantor or (C) any other environmental, health or safety matter, which materially adversely effects any Borrower, Guarantor or its business, operations or assets or any properties at which any Borrower or Guarantor transported, stored or disposed of any Hazardous Materials.

            (d) Without limiting the generality of the foregoing, whenever Administrative Agent reasonably determines that there is any non-compliance, or any condition which requires any action by or on behalf of any Borrower or Guarantor in order to avoid any non-compliance with any Environmental Law, Borrowers and Guarantor shall, at Administrative Agent's reasonable request and Borrowers' expense: (i) cause an independent environmental engineer reasonably acceptable to Administrative Agent to conduct such tests of the site where such Borrower's or Guarantor's non-compliance or alleged non-compliance with such Environmental Laws has occurred as to such non-compliance and prepare and deliver to Administrative Agent a report as to such non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Administrative Agent a supplemental report of such engineer whenever the scope of such non-compliance, or such Borrower's or Guarantor's response thereto or the estimated costs thereof, shall change in any material respect.

            (e) Each of Borrowers and Guarantor shall indemnify and hold harmless Administrative Agent, Lenders, their directors, officers, employees, agents, invitees, representatives, successors and assigns ("Indemnified Parties"), from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys' fees and legal expenses) arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material on any of the Real Property, including the costs of any repair, cleanup or other remedial work required under any Environmental Law or by any governmental authority with respect to such property of such Borrower or Guarantor and the preparation and implementation of any closure, remedial or other required plans except for such losses, claims, damages, liabilities, costs or expenses as a result of the gross negligence or willful misconduct of such Indemnified Parties as determined pursuant to a final non-appealable order of a court of competent jurisdiction. All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

      9.4 Payment of Taxes and Claims. Each of Borrowers and Guarantor shall, and shall cause any Subject Subsidiary to, duly pay and discharge all taxes, assessments, contributions and governmental charges upon or against it or its properties or assets, except for taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subject Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books. Each of Borrowers and Guarantor shall be liable for any tax or penalties imposed on Administrative Agent or any Lender as a result of the financing arrangements provided for herein (other than taxes with respect to Administrative Agent's or Lender's income) and each of Borrowers and Guarantor agrees to indemnify and hold Administrative Agent and Lenders harmless with respect to the foregoing, and to repay to Administrative Agent and Lenders on demand the amount thereof, and until paid by Borrowers or Guarantor such amount shall be added and deemed part of the Loans. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

      9.5 Insurance. Each Borrower and Guarantor shall, and shall cause any Subject Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Such policies of insurance shall be reasonably satisfactory to Administrative Agent as to form, amount and insurer. If such policies are cancelled or expire, Borrowers and Guarantor may obtain new policies from different insurance companies so long as such policies and insurance company are comparable to the insurance policies and insurance company existing on the date hereof regarding form, amount and insurer. Borrowers shall furnish certificates, policies or endorsements to Administrative Agent as Administrative Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Administrative Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers. All policies shall provide for at least thirty (30) days prior written notice to Administrative Agent of any cancellation or reduction of coverage and that Administrative Agent may act as attorney for each Borrower, Guarantor or such Subject Subsidiary in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance as Administrative Agent may determine in its commercially reasonable judgment. Borrowers and Guarantor shall cause Administrative Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) under such insurance policies and Borrowers and Guarantor shall obtain non-contributory lender's loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Administrative Agent. Such lender's loss payable endorsements shall specify that the proceeds of such insurance shall be payable to


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
Administrative Agent, for the benefit of Lenders, as its interests may appear and further specify that Administrative Agent shall be paid regardless of any act or omission by any Borrower, Guarantor or any of its Affiliates. Administrative Agent shall, at its option, apply any insurance proceeds received by Administrative Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as Administrative Agent may determine or hold such proceeds as cash collateral for the Obligations.

      9.6 Financial Statements and Other Information.

            (a) Each of Borrowers and Guarantor shall, and shall cause its Subsidiaries to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the businesses of Borrowers, Guarantor and their Subsidiaries (if any) in accordance with GAAP and Borrowers and Guarantor shall furnish or cause to be furnished to Administrative Agent: (i) within thirty-five (35) days after the end of each fiscal month, monthly unaudited consolidated and consolidating financial statements of Borrower Agent and its Subsidiaries (including in each case balance sheets, statements of income and loss, and statements of depreciation and amortization, capital expenditures and debt reduction), all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower Agent and its Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of Borrower Agent, subject to normal year-end adjustments, and accompanied by a compliance certificate substantially in the form of Exhibit B hereto, along with a schedule in form reasonably satisfactory to Administrative Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Sections
9.13 of this Agreement for such month, (ii) within forty-five (45) days after the end of each fiscal quarter, quarterly unaudited consolidated financial statements of Borrower Agent and its Subsidiaries (including balance sheet, statement of income and loss and statement of cash flow), all in reasonable detail, fairly presenting the financial position and the results of operations of Borrower Agent and its Subsidiaries as of the end of and through such fiscal quarter and (iii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements of Borrower Agent and its Subsidiaries (including balance sheet, statement of income and loss, statement of cash flow and statements of shareholders' equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting the financial position and the results of the operations of Borrower Agent and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants, which accountants shall be an independent accounting firm selected by Borrower Agent and reasonably acceptable to Administrative Agent, that such audited financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of Borrower Agent and its Subsidiaries as of the end of and for the fiscal year then ended.

            (b) Borrowers and Guarantor shall promptly notify Administrative Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral having a value of $1,000,000 in any one case or $5,000,000 in the aggregate, or which would have a Material Adverse Effect on any Borrower or Guarantor, and (ii) the occurrence of any Event of Default or act, condition or event which, with the passage of time or giving of notice or both, would constitute an Event of Default.


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            (c) Borrowers and Guarantor shall promptly after the sending or filing thereof furnish or cause to be furnished to Administrative Agent copies of all reports which any Borrower or Guarantor sends to its stockholders generally and copies of all reports and registration statements which any Borrower or Guarantor files with the Securities and Exchange Commission, any national securities exchange, the National Association of Securities Dealers, Inc. or any provincial securities commission or securities exchange.

            (d) Borrowers and Guarantor shall furnish or cause to be furnished to Administrative Agent such budgets, forecasts, projections and other information respecting the Collateral and the business of Borrowers and Guarantor on a combined basis and of Borrower Agent and its Subsidiaries on a consolidated basis, as Administrative Agent may, from time to time, reasonably request. Administrative Agent and Lenders are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of any Borrower or Guarantor to any court or other Governmental Authority requiring a copy or to any Participant or assignee or prospective Participant or assignee. Each Borrower and Guarantor hereby irrevocably authorize and direct all accountants or auditors to deliver to Administrative Agent, at Borrowers' expense, copies of the financial statements of Borrowers and Guarantor and any reports or management letters prepared by such accountants or auditors on behalf of any Borrower or Guarantor and to disclose to Administrative Agent such information as they may have regarding the business of any Borrower or Guarantor. Any documents, schedules, invoices or other papers delivered to Administrative Agent may be destroyed or otherwise disposed of by Administrative Agent one (1) year after the same are delivered to Administrative Agent, except as otherwise designated by Borrowers to Administrative Agent in writing.

      9.7 Sale of Assets, Consolidation, Merger, Dissolution, Etc. Each of Borrowers and Guarantor shall not, and shall not permit any Subject Subsidiary to, directly or indirectly:

            (a) merge into or with, amalgamate with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it, or

            (b) sell, assign, lease, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

                  (i)   sales of Inventory in the ordinary course of business;

                  (ii) the disposition of worn-out or obsolete Equipment so long as (A) such sales do not involve Equipment having an aggregate fair market value in excess of $1,000,000 for all such Equipment disposed of in any fiscal year and (B) all proceeds are paid to Administrative Agent for application to the Obligations in such order and manner as Administrative Agent may determine;

                  (iii) sales by any Borrower of assets after the date hereof to the extent consented to in writing by Administrative Agent and Required Lenders which consent will not be unreasonably withheld;

                  (iv) the issuance and sale by Borrower Agent of Common Stock in an arm's length transaction or upon the exercise of a stock option issued under an incentive stock option plan or similar employee benefit plan, or the issuance and sale by Borrower Agent of its

Capital Stock having dividend rights, liquidation preferences or other rights, privileges and preferences superior to the common stock, or by any Borrower or Guarantor of any of its Capital Stock after the date hereof; provided that (A) Administrative Agent shall have received not less than three (3) Business Days prior written notice of such issuance and sale, which notice shall specify the party selling such Capital Stock, the parties to whom such shares are to be sold, the terms of such sale, the total amount which it is anticipated will be realized from the issuance and sale of such stock and the net cash proceeds which it is anticipated will be received by such Borrower or Guarantor from such sale, (B) such Borrower or Guarantor shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except that such Borrower or Guarantor may pay cash dividends in respect of such Capital Stock on terms and conditions and in amounts acceptable to Administrative Agent so long as Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, an agreement in writing from the holders of such shares of Capital Stock with respect to the rights to payment and other rights of the holder of such shares,
(C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower or Guarantor to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower or Guarantor to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or otherwise in any way relate to or affect the arrangements of any Borrower or Guarantor with Administrative Agent and Lenders or are more restrictive or burdensome to any Borrower or Guarantor than the terms of any Capital Stock of such Borrower or Guarantor in effect on the date hereof, (D) the purchaser of any such Capital Stock is not an Affiliate of such Borrower or Guarantor, and the sale is made in an arm's length transaction, and
(E) as of the date of such issuance and sale and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist or have occurred; or

            (c) wind up, liquidate or dissolve; or

            (d) agree to do any of the foregoing.

      9.8 Encumbrances. Each of Borrowers and Guarantor shall not, and shall not permit any Subject Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including, without limitation, the Collateral, except:

            (a) liens and security interests of Administrative Agent for itself and the ratable benefit of Lenders;

            (b) liens and security interests of the RSA on the Collateral to secure the Indebtedness of Borrowers and Guarantor to the RSA permitted under
Section 9.9 hereof, which liens and security interests are, in all respects, subject and subordinate in priority to the liens and security interests of Administrative Agent;

            (c) liens securing the payment of taxes, either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and


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
available to such Borrower, Guarantor or such Subject Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books;

            (d) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of the business of such Borrower, Guarantor or such Subject Subsidiary, as the case may be, to the extent: (i) such liens secure Indebtedness which is not overdue or (ii) such liens secure Indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower, Guarantor or such Subject Subsidiary, as the case may be, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

            (e) liens arising from (i) operating leases and the precautionary UCC or PPSA financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by a Borrower located on the premises of such Borrower (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of Borrowers and the precautionary UCC or PPSA financing statement filings in respect thereof;

            (f) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of any Borrower, Guarantor or any Subject Subsidiary, as the case may be, as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

            (g) purchase money security interests in Equipment (including capital leases) and purchase money mortgages on Real Property arising after the date hereof to secure Indebtedness of any Borrower permitted under Section 9.9 hereof so long as such security interests and mortgages do not apply to any property of such Borrower other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

            (h) deposits of cash with the owner or lessor of premises leased and operated by any Borrower in the ordinary course of the business of such Borrower to secure the performance by such Borrower of its obligations under the terms of the lease for such premises;

            (i) the liens and security interests set forth on Schedule 8.4 hereto.

      9.9 Indebtedness. Each Borrower and Guarantor shall not, and shall not permit any Subject Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, except:

            (a) the Obligations;

            (b) Indebtedness arising in the ordinary course of the business of such Borrower, Guarantor or Subject Subsidiary in connection with worker's compensation, unemployment


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insurance or other types of social security benefits in each case consistent with the current practices of such Borrower, Guarantor or Subject Subsidiary as of the date hereof;

            (c) Indebtedness of Borrowers and Guarantor to the RSA and its Affiliates, provided that:

                  (i) after the payment required under Section 4.1, such Indebtedness, whether now existing or hereafter incurred, shall not exceed (1) $250,000,000, less the aggregate amount of all repayments, repurchases or redemptions thereof, whether optional or mandatory, plus interest, or (2) at any time, an amount outstanding that exceeds the sum of the Accounts of Borrowers and their Affiliates on a consolidated basis, plus the Value of Inventory of Borrowers and their Affiliates on a consolidated basis, minus the Obligations hereunder, minus the obligations under any other working capital credit facility of Borrowers and their Affiliates;

                  (ii) the terms and conditions of any such Indebtedness issued after the date hereof that is not subject to the RSA Securities Purchase Agreement and evidenced by the RSA Note shall be substantially similar to the terms and conditions set forth in the RSA Note and the RSA Securities Purchase Agreement;

                  (iii) such Indebtedness is, in all respects, subject to, and subordinate in right of payment to, the right of Administrative Agent and Lenders to receive the prior indefeasible payment and satisfaction in full of all of the Obligations,

                  (iv) Borrowers and Guarantor shall not, directly or indirectly, make, or be required to make, any payments in respect of such Indebtedness, except that Borrowers and Guarantor may make payments to the extent expressly permitted in the Subordination Agreement among Borrowers, Guarantor, Administrative Agent and the RSA, Borrowers and Guarantor may make payments with the proceeds of sales of assets of Borrowers and Guarantor outside the ordinary course of business to the extent Administrative Agent and Required Lenders may so agree,

                  (v) Borrowers shall not, directly or indirectly, (A) amend, modify, alter or change any of the material terms of such Indebtedness or the RSA Note as in effect on the date hereof, except that Borrowers may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness other than pursuant to payments thereof, or to reduce the interest rate or any fees in connection therewith, or to release any liens or security interests in any assets or properties of any Borrower or Guarantor, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and

                  (vi) Borrowers shall furnish to Administrative Agent all material notices or demands in connection with such Indebtedness either received by any Borrower, Guarantor or Subsidiary or on its behalf promptly after the receipt thereof, or sent by any Borrower, Guarantor or Subsidiary or on its behalf concurrently with the sending thereof, as the case may be;


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
            (d) Hedging Obligations of a Borrower, Guarantor or Subject Subsidiary consisting of interest rate protection obligations entered into by a Borrower, Guarantor or Subject Subsidiary in the ordinary course of the business of a Borrower, Guarantor or Subject Subsidiary consistent with their current practices as of the date hereof;

            (e) unsecured Indebtedness of any Borrower, Guarantor or Subject Subsidiary arising pursuant to loans by any Borrower, Guarantor or Subject Subsidiary to any other Borrower, Guarantor or Subject Subsidiary to the extent permitted under Section 9.10 hereof;

            (f) Indebtedness of any Borrower, Guarantor or Subject Subsidiary arising after the date hereof owing to any Person (other than any other Borrower, Guarantor or Subject Subsidiary) to pay the purchase price and related costs in connection with the acquisition by such Borrower, Guarantor or Subject Subsidiary of Equipment or any Real Property; provided that as to any such Indebtedness, each of the following conditions is satisfied as determined in good faith by Administrative Agent: (i) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of the intention to incur such Indebtedness, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the amount of such Indebtedness, the person to whom such Indebtedness will be owed, the interest rate and fees, the schedule of repayments and maturity date with respect thereto and such other information with respect thereto as Administrative Agent may reasonably request,
(ii) Administrative Agent shall have received true, correct and complete copies of all agreements, documents and instruments evidencing or otherwise related to such Indebtedness, as duly authorized, executed and delivered by the parties thereof, (iii) Administrative Agent shall have received a mortgagee waiver with respect to any such Real Estate in form and substance satisfactory to Administrative Agent, (iv) such Indebtedness shall be incurred by such Borrower, Guarantor or Subject Subsidiary at commercially reasonable rates and terms in a bona fide arm's length transaction, (v) such Indebtedness shall not be owed to any shareholder, officer, director, agent, employee or other Affiliate of any Borrower, Guarantor or Subject Subsidiary, (vi) as of the date of incurring such Indebtedness, and after giving effect thereto, no Event of Default or act, condition or event which with notice or passage of time or both would constitute an Event of Default, shall exist or have occurred, (vii) the aggregate original principal amount of all such Indebtedness shall not exceed $10,000,000, (viii) such Borrower, Guarantor or Subject Subsidiary may only make regularly scheduled payments of principal and interest in respect of such Indebtedness, (ix) such Borrower, Guarantor or Subject Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change in any material respect the terms of the agreements with respect to such Indebtedness, except that such Borrower, Guarantor or Subject Subsidiary may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, and (x) Borrowers shall furnish to Administrative Agent all notices or demands in connection with such Indebtedness either received by any Borrower, Guarantor or Subject Subsidiary or on its behalf promptly after the receipt thereof, or sent by any Borrower, Guarantor or Subject Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be; provided that Borrowers shall not be required to comply with clauses (i), (ii), (ix) and
(x) with


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
respect to any transactions that individually involve less than $500,000 unless the aggregate of all such transactions that are not reported exceeds $4,000,000;

            (g) Indebtedness existing as of the date hereof set forth on
Schedule 9.9 hereto, provided that (i) the Borrower, Guarantor or Subject Subsidiary obligated in respect of such Indebtedness may only make regularly scheduled payments or mandatory prepayments of principal and interest in respect of such Indebtedness in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof,
(ii) such Borrower, Guarantor, or Subject Subsidiary shall not, directly or indirectly, amend, modify, alter or change in any material respect the terms of the agreements, documents and instruments entered into in connection therewith, except that such Borrower, Guarantor, or Subject Subsidiary may, after prior written notice to Administrative Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, (iii) such Borrower, Guarantor, or Subject Subsidiary shall not, directly or indirectly redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose and (iv) Borrowers shall furnish to Administrative Agent all notices or demands in connection with such Indebtedness either received by any Borrower, Guarantor, or Subject Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Borrower, Guarantor, or Subject Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

            (h) Indebtedness of Tenex under a credit facility to be secured with a standby letter of credit as contemplated in Section 2.2(d); and

            (i) Other Indebtedness not exceeding $100,000,000 at any time.

      9.10 Loans, Investments, Guarantees, Etc. Each Borrower and Guarantor shall not, and shall not permit any Subject Subsidiary to, directly or indirectly, make any loans or advance money or property to any Person, or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any Person, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly) the Indebtedness, performance, obligations or dividends of any Person or hold any cash or Cash Equivalents, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

            (a) guarantees by any Borrower or Guarantor of the Obligations in favor of Administrative Agent and Lenders or of the RSA Note in favor of the RSA;

            (b) the endorsement of instruments for collection or deposit in the ordinary course of business;

            (c) investments in cash or Cash Equivalents so long as such investments are pledged to Administrative Agent in a manner satisfactory to Administrative Agent upon Administrative Agent's request;


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
            (d) the existing equity investments of each Borrower, Guarantor, or Subject Subsidiary as of the date hereof in their respective Subsidiaries as of the date hereof or additional equity investments made in compliance with Section 9.7(b)(iv);

            (e) stock or obligations issued to a Borrower, Guarantor, or Subject Subsidiary by any Person (or the representative of such Person) in respect of Indebtedness of such Person owing to such Borrower, Guarantor, or Subject Subsidiary in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person; provided that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to Administrative Agent, upon Administrative Agent's request, together with such stock power, assignment or endorsement by such Borrower, Guarantor, or Subject Subsidiary as Administrative Agent may request;

            (f) obligations of account debtors to a Borrower or Guarantor, arising from Accounts which are past due evidenced by a promissory note made by such account debtor payable to such Borrower or Guarantor; provided that promptly upon the receipt of the original of any such promissory note by such Borrower or Guarantor, such promissory note shall be endorsed to the order of Administrative Agent, for itself and the ratable benefit of Lenders, by such Borrower or Guarantor and promptly delivered to Administrative Agent as so endorsed;

            (g) loans and advances by any Borrower, Guarantor or any Subject Subsidiary to employees of such Borrower, Guarantor or Subject Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employee in connection with their work for such Borrower, Guarantor or Subject Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

            (h) acquisitions of Targets upon the terms and conditions set forth in Section 2.3 hereof, whether or not an Acquisition Loan is obtained;

            (i) loans by any Borrower (other than a Disqualified Borrower) or Guarantor to any other Borrower (other than a Disqualified Borrower) or Guarantor after the date hereof, provided that as to each such loan each of the following conditions is satisfied: (1) each month Borrowers shall provide to Administrative Agent a report in form and substance satisfactory to Administrative Agent indicating the amount of such loans made in the immediately preceding month and any repayments in connection therewith, (2) the Indebtedness arising pursuant to such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is delivered to Administrative Agent to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Administrative Agent may require, (3) as of the date of each such loan and after giving effect thereto, no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist; and any loans by any Borrower (other than a Disqualified Borrower), Guarantor or Subject Subsidiary to any Subject Subsidiary after the date hereof; and (4) as of the date of such loan and after giving effect thereto, the Borrower making such loan (as applicable) shall have Excess Availability of not less than $10,000,000; provided that the aggregate principal amount outstanding at any time of all such


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
transactions that involve either loans, advances of money and advances of property to Tenex or the transfer of Inventory to locations with respect to which Administrative Agent does not have the benefit of an effective access agreement and waiver of landlord's rights, in form and substance satisfactory to Administrative Agent, may not exceed $20,000,000;

            (j) the existing loans, advances and guarantees by any Borrower, Guarantor or Subject Subsidiary outstanding as of the date hereof as set forth on Schedule 9.10 hereto; provided that as to such loans, advances and guarantees, (i) such Borrower, Guarantor or Subject Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such loans, advances or guarantees or any agreement, document or instrument related thereto, or (B) as to such guarantees, redeem, retire, defease, purchase or otherwise acquire such guarantee or set aside or otherwise deposit or invest any sums for such purpose and (ii) Borrowers shall furnish to Administrative Agent all notices or demands in connection with such loans, advances or guarantees either received by any Borrower, Guarantor or Subject Subsidiary or on its behalf, promptly after the receipt thereof, or sent by any Borrower, Guarantor or Subject Subsidiary or on its behalf, concurrently with the sending thereof, as the case may be;

            (k) guaranties by any Borrower, Guarantor or Subject Subsidiary in favor of any supplier or other third party engaged in any transaction in the ordinary course of business with any other Borrower, Guarantor or Subject Subsidiary; and

            (l) any Subsidiaries formed or acquired by Borrower Agent (or any other Subsidiary of Borrower Agent which is not a Subject Subsidiary) which are organized under the laws of any country or jurisdiction not located in North or South America.

      9.11 Dividends and Redemptions. Each Borrower and Guarantor shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of Capital Stock of such Borrower or Guarantor now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration other than common stock or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing except for (a) consideration consisting of common stock, (b) the payment of dividends by any Subsidiary of a Borrower to the Borrower that is its parent corporation and (c) dividends by Borrower Agent not to exceed in the aggregate $2,000,000 during any fiscal quarter or $5,000,000 during any fiscal year, and purchases by Borrower Agent of its treasury stock not to exceed in the aggregate $2,000,000 during any fiscal quarter or $5,000,000 during any fiscal year, provided that in each case the Excess Availability of all Borrowers would not be less than $25,000,000 after giving effect to any such dividends or purchases, and no Event of Default, or act, condition or event which with notice or passage of time or both would constitute an Event of Default shall exist after giving effect to any such dividend or purchase.

      9.12 Transactions with Affiliates. Each Borrower and Guarantor shall not, and shall not permit any Subject Subsidiary to, directly or indirectly:


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
            (a) purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, employee, shareholder, director, agent or any other Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's, Guarantor's or Subject Subsidiary's (as the case may be) business and upon fair and reasonable terms no less favorable to such Borrower, Guarantor or Subject Subsidiary than it would obtain in a comparable arm's length transaction with a person who is not an Affiliate; or

            (b) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of any Borrower, Guarantor or Subject Subsidiary except (i) reasonable compensation to officers, employees and directors for services rendered to such Borrower, Guarantor or Subject Subsidiary, as the case may be, in the ordinary course of business, (ii) payments by a Borrower, Guarantor or Subject Subsidiary to any other Borrower, Guarantor or Subject Subsidiary in respect of Indebtedness arising pursuant to loans made by such Borrower, Guarantor or Subject Subsidiary to the extent permitted under Section 9.10 hereof, and (iii) payments by a Borrower, Guarantor or Subject Subsidiary to Borrower Agent for actual and necessary reasonable out-of-pocket legal and accounting, insurance, marketing, payroll and similar types of services paid for by Borrower Agent on behalf of the other Borrower, Guarantor or Subject Subsidiary in the ordinary course of their respective businesses or as the same may be directly attributable to the other Borrower, Guarantor or Subject Subsidiary.

      9.13 Financial Covenants. Borrower Agent shall at all times maintain Consolidated Net Worth of not less than the sum of $107,500,000.

      9.14 Changes in Business. Each Borrower, Guarantor and the Subject Subsidiaries shall not engage in any business other than the businesses of such Borrower, Guarantor or Subject Subsidiary on the date hereof and any businesses reasonably related, ancillary or complimentary to the businesses in which such Borrower, Guarantor or Subject Subsidiary are engaged on the date hereof (and the business of any Target acquired in accordance with this Agreement).

      9.15 Sale and Leasebacks. Each Borrower and Guarantor shall not, and shall not permit any Subject Subsidiary to, enter into any arrangement, directly or indirectly, with any Person whereby such Borrower, Guarantor or Subject Subsidiary, as the case may be, shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (except to the extent of capital leases permitted under Section 9.9 hereof).

      9.16 Pension Plans.

            (a) Each Borrower and Guarantor shall not, and shall not permit any Subject Subsidiary to, with respect to any "employee benefit plans" maintained by any Borrower or Guarantor or any of its ERISA Affiliates: (i) terminate any of such employee pension plans so as to incur any liability to the Pension Benefit Guaranty Corporation established pursuant to ERISA, (ii) allow or suffer to exist any prohibited transaction involving any of such employee benefit plans or any trust created thereunder which would subject any Borrower, Guarantor or


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
such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under the Code or ERISA, (iii) fail to pay to any such employee benefit plan any contribution which it is obligated to pay under ERISA, the Code or the terms of such plan, (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee benefit plan, (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such employee benefit plan that is a single employer plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation or (vi) incur any withdrawal liability with respect to any multiemployer pension plan.

            (b) As used in this Section 9.16, the term "employee pension benefit plans," "employee benefit plans", "accumulated funding deficiency" and "reportable event" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in the Code and ERISA.

            (c) With respect to Canadian Pension Plans maintained by any Borrower or Guarantor: (i) such Borrower or Guarantor shall administer the Canadian Pension Plans in accordance with the requirements of the applicable pension plan texts, funding agreements, the Income Tax Act (Canada) and applicable provincial pension benefits legislation; (ii) such Borrower or Guarantor shall deliver to Administrative Agent an undertaking of the funding agent for each of the Canadian Pension Plans stating that the funding agent will notify Administrative Agent within seven (7) days of such Borrower's failure to make any required contribution to the applicable Canadian Pension Plan; (iii) such Borrower or Guarantor shall not accept payment of any amount from any of the Canadian Pension Plans without the prior written consent of Administrative Agent; (iv) without the prior written consent of Administrative Agent, such Borrower or Guarantor shall not terminate, or cause to be terminated, any of the Canadian Pension Plans, if such plan would have a solvency deficiency on termination; and (v) such Borrower or Guarantor shall promptly provide Administrative Agent with any documentation relating to any of the Canadian Pension Plans as Administrative Agent may reasonably request. Such Borrower or Guarantor shall notify Administrative Agent within thirty (30) days of (i) a material increase in the liabilities of any of the Canadian Pension Plans, (ii) the establishment of a new registered pension plan, and (iii) commencing payment of contributions to a Canadian Pension Plan to which such Borrower or Guarantor had not previously been contributing.

      9.17 Additional Bank Accounts. Each Borrower and Guarantor shall not, directly or indirectly, open, establish or maintain any deposit account, investment account or any other account with any bank or other financial institution, other than the Blocked Accounts and the accounts set forth in
Schedule 8.10 hereto, except: (a) as to any new or additional Blocked Accounts and other such new or additional accounts which contain any Collateral or proceeds thereof, with the prior written consent of Administrative Agent and subject to such conditions thereto as Administrative Agent may establish and (b) as to any accounts used by any Borrower to make payments of payroll, taxes or other obligations to third parties, after prior written notice to Administrative Agent.

      9.18 End of Fiscal Years; Fiscal Quarters. Borrower Agent shall, for financial reporting purposes, cause its, and each of its Subject Subsidiaries'
(a) fiscal years to end on


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
December 31 of each year and (b) fiscal quarters to end on March 31, June 30, September 30 and December 31 of each year.

      9.19 Costs and Expenses. Each Borrower and Guarantor shall pay to Administrative Agent all its costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the Obligations, the rights of Administrative Agent and Lenders in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including Uniform Commercial Code and PPSA financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) all insurance premiums, appraisal fees and search fees; (c) costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Administrative Agent's customary charges and fees with respect thereto; (d) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (e) costs and expenses of preserving and protecting the Collateral; (f) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Administrative Agent, for the ratable benefit of Lenders, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Administrative Agent and/or Lenders arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (g) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Administrative Agent during the course of periodic field examinations of the Collateral and any Borrower's or Guarantor's operations, plus a per diem charge at the rate of $750 per person per day for Administrative Agent's examiners in the field and office (provided that if no Event of Default exists, Borrowers and Guarantor shall only be obligated to reimburse for four examinations per year); and (h) the reasonable fees and disbursements of counsel (including legal assistants) to Administrative Agent in connection with any of the foregoing.

      9.20 Further Assurances. At the request of Administrative Agent or any Lender at any time and from time to time, each of Borrowers, Guarantor and Subject Subsidiaries shall, at its expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements. Administrative Agent may at any time and from time to time request a certificate from an officer of Borrower Agent representing that all conditions precedent to the making of Loans and providing Letter of Credit Accommodations contained herein are satisfied. In the event of such a request, Administrative Agent and Lenders may, at the option of Administrative Agent, cease to make any further Loans or provide any further Letter of Credit Accommodations until Administrative Agent has received such certificate. Where permitted by law, each Borrower and Guarantor hereby authorizes Administrative Agent to execute and file one or more UCC or PPSA financing statements signed only by Administrative Agent or Administrative Agent's representative.


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
      9.21 Applications under the Companies' Creditors Arrangement Act. Each Borrower acknowledges that its business and financial relationships with Administrative Agent and Lenders are unique from its relationship with any other of its creditors. Each Borrower agrees that it shall not file any plan of arrangement under the Companies' Creditors Arrangement Act (Canada) ("CCAA Plan") which provides for, or would permit directly or indirectly, Administrative Agent or any Lender to be classified with any other creditor of Borrower for purposes of such CCAA Plan or otherwise.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

      10.1 Events of Default. The occurrence or existence of any one or more of the following events are referred to herein individually as an "Event of Default", and collectively as "Events of Default":

            (a) (i) any Borrower fails to pay any of the Obligations when due or
(ii) any Borrower or Guarantor fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.6, 9.14, 9.15, 9.16, 9.17, 9.19 or 9.20 of this
Agreement and such failure shall continue for fifteen (15) days; provided that such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a three (3) month period or (B) an intentional breach of any Borrower or Guarantor of any such covenant or (iii) any Borrower or Guarantor fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above and such failure shall continue for fifteen (15) days, provided that such fifteen (15) day period shall not apply in the case of: (A) any failure to observe any such covenant which is not capable of being cured at all or within such fifteen (15) day period or which has been the subject of a prior failure within a three (3) month period or (B) an intentional breach of any Borrower or Guarantor of any such covenant;

            (b) any representation, warranty or statement of fact made by any Borrower or Guarantor to Administrative Agent or any Lender in this Agreement, the other Financing Agreements or any other agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect; provided that if the representation, warranty or statement of fact in question is false or misleading only as to one or more of Borrowers, but not false or misleading as to all Borrowers, and the true state of facts does not have a Material Adverse Effect on Borrowers and Guarantor, taken as a whole, then such misrepresentation shall not be deemed to be an Event of Default if, within fifteen (15) days after such misrepresentation, Borrowers and Guarantor do all of the following: (i) make a correct representation, warranty or statement of fact to Administrative Agent, (ii) identify the affected Borrower as a Disqualified Borrower, (iii) cause the affected Borrower to repay all Revolving Loans made on or after the date of the event or condition causing the Material Adverse Effect, and (iv) cause the affected Borrower to repay all intercompany transfers made on or after the date of the event or condition causing the Material Adverse Effect.

            (c) Guarantor revokes, terminates or fails to perform any of the terms, covenants, conditions or provisions of any guarantee, endorsement or other agreement of such party in favor of Administrative Agent or any Lender;


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
            (d) any judgment for the payment of money is rendered against any Borrower or Guarantor in excess of $1,000,000 in any one case or in excess of $3,000,000 in the aggregate and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or Guarantor or any of the Collateral having a value in excess of $1,000,000;

            (e) any Borrower or Guarantor dissolves or suspends or discontinues doing business;

            (f) any Borrower or Guarantor becomes insolvent (however defined or evidenced), makes an assignment for the benefit of creditors, makes or sends notice of a bulk transfer or calls a meeting of its creditors or principal creditors in connection with a moratorium or adjustment of the Indebtedness due to them;

            (g) a petition, case or proceeding under the bankruptcy laws of the United States of America or Canada or similar law of any foreign jurisdiction now or hereafter in effect or under any insolvency, arrangement, reorganization, receivership, moratorium, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed or commenced against any Borrower or Guarantor or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower or Guarantor shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

            (h) a petition, case or proceeding under the bankruptcy laws of the United States of America or Canada now or hereafter in effect or under any insolvency, arrangement, reorganization, receivership, moratorium, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by any Borrower or Guarantor or for all or any part of its property including, without limitation, if Borrower or any Guarantor shall: (i) apply for or consent to the appointment of a receiver, trustee or liquidator of it or of all or a substantial part of its property and assets; (ii) be unable, or admit in writing its inability, to pay its debts as they mature, or commit any other act of bankruptcy; (iii) make a general assignment for the benefit of creditors; (iv) file a voluntary petition or assignment in bankruptcy or a proposal seeking a reorganization, compromise, moratorium or arrangement with its creditors; (v) take advantage of any insolvency or other similar law pertaining to arrangements, moratoriums, compromises or reorganizations, or admit the material allegations of a petition or application filed in respect of it in any bankruptcy, reorganization or insolvency proceeding; or (vi) take any corporate action for the purpose of effecting any of the foregoing; or

            (i) (i) any default by any Borrower or Guarantor under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Administrative Agent or any Lender (including without limitation the RSA Note), or any Capitalized Lease Obligations, contingent indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Administrative Agent or any Lender, in any case in an amount in excess of $1,000,000, which


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
default continues for more than the applicable cure period, if any, with respect thereto, or (ii) any default by any Borrower or Guarantor in any material respect under any material contract, lease, license or other obligation to any person other than any Administrative Agent or Lender, which default continues for more than the applicable cure period, if any, with respect thereto, which has a Material Adverse Effect on Borrowers and Guarantor taken as a whole;

            (j) any Change of Control;

            (k) the indictment or charging by any Governmental Authority of which any Borrower, Guarantor or Administrative Agent or any Lender receives notice, of any Borrower or Guarantor under any criminal statute, or commencement or charging or threatened commencement of criminal or civil proceedings against any Borrower or Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral or (ii) any other property of such Borrower which is necessary or material to the conduct of its business, where such forfeiture has a Material Adverse Effect on Borrowers and Guarantor taken as a whole;

            (l) there shall be an act, condition or event which has a Material Adverse Effect on Borrowers and Guarantor taken as a whole after the date hereof;

            (m) there shall be an event of default under any of the other Financing Agreements which continues beyond any applicable cure or grace period; or

            (n) a requirement from the Minister of National Revenue for payment pursuant to Section 224 or any successor section of the Income Tax Act (Canada) or Section 317, or any successor section or any other Person in respect of any Borrower of the Excise Tax Act (Canada) or any comparable provision of similar legislation shall have been received by Administrative Agent, any Lender or any other Person in respect of any Borrower or otherwise issued in respect of any Borrower.

      10.2 Remedies.

            (a) At any time an Event of Default exists or has occurred and is continuing, Administrative Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the Uniform Commercial Code and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower or Obligor, except as such notice or consent is expressly provided for hereunder or required by applicable law. All rights, remedies and powers granted to Administrative Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC, the PPSA or other applicable law, are cumulative, not exclusive and enforceable, in Administrative Agent's discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower or Obligor of this Agreement or any of the other Financing Agreements. Subject to Section 12 hereof, Administrative Agent shall, upon the direction of the Required Lenders, at any time or times an Event of Default exists or has occurred and is continuing, proceed directly against any Borrower or Obligor to collect the Obligations without prior recourse to the Collateral.


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
                  (b) Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Administrative Agent may, and upon the direction of the Required Lenders, Administrative Agent shall, (i) upon notice to Borrower Agent, accelerate the payment of all Obligations and demand immediate payment thereof to Administrative Agent, for the ratable benefit of Lenders (provided that upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.1(h), all Obligations shall automatically become immediately due and payable), (ii) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral,
(iii) require Borrowers, at Borrowers' expense, to assemble and make available to Administrative Agent any part or all of the Collateral at any place and time designated by Administrative Agent, (iv) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (v) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (vi) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including, without limitation, entering into contracts with respect thereto, public or private sales at any exchange, broker's board, at any office of Administrative Agent or elsewhere) at such prices or terms as Administrative Agent may deem commercially reasonable, for cash, upon credit or for future delivery, with Administrative Agent or any Lender having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers or Guarantor which right or equity of redemption is hereby expressly waived and released by Borrowers and Guarantor to the extent permitted by applicable law and/or (vii) upon notice to Borrower Agent, terminate this Agreement. If any of the Collateral is sold or leased by Administrative Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Administrative Agent, for the ratable benefit of Lenders. If notice of disposition of Collateral is required by law, ten (10) days prior notice by Administrative Agent to Borrower Agent designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and each of Borrowers and Guarantor waives any other notice. In the event Administrative Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each of Borrowers and Guarantor waives the posting of any bond which might otherwise be required.

                  (c) For the purpose of enabling Administrative Agent and Lenders to exercise the rights and remedies hereunder, each of Borrowers and Guarantor hereby grants to Administrative Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable without payment of royalty or other compensation to Borrowers or Guarantors) to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property now owned or hereafter acquired by any Borrower or Guarantor, wherever the same may be located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

                  (d) Administrative Agent shall apply the cash proceeds of Collateral actually received by it from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part, in the manner set forth in Section 6.4 hereof. Borrowers


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
and Guarantor shall remain liable to Administrative Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including reasonable attorneys' fees and legal expenses.

                  (e) Without limiting the foregoing, upon the occurrence of an Event of Default or an act, condition or event which with notice or passage of time or both would constitute an Event of Default, Administrative Agent may and, upon the direction of the Required Lenders, Administrative Agent shall, without notice, (i) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (ii) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Administrative Agent or Lenders to Borrowers.

                  (f) Administrative Agent may appoint, remove and reappoint any person or persons, including an employee or agent of Administrative Agent to be a receiver (the "Receiver") which term shall include a receiver and manager of, or agent for, all or any part of the Collateral. Any such Receiver shall, as far as concerns responsibility for his acts, be deemed to be the agent of Borrowers and not of Administrative Agent or Lenders, and Administrative Agent and Lenders shall not in any way be responsible for any misconduct, negligence or non-feasance of such Receiver, its employees or agents. Except as otherwise directed by Administrative Agent, all money received by such Receiver shall be received in trust for and paid to Administrative Agent. Such Receiver shall have all of the powers and rights of Administrative Agent and Lenders described in this Section 10. Administrative Agent may, either directly or through its agents or nominees, exercise any or all powers and rights of a Receiver.

                  (g) Borrowers shall pay all costs, charges and expenses incurred by Administrative Agent, Lenders or any Receiver or any nominee or agent of Administrative Agent, Lenders or any Receiver, whether directly or for services rendered (including, without limitation, solicitor's costs on a solicitor and his own client basis, auditor's costs, other legal expenses and Receiver remuneration) in enforcing this Agreement or any other Financing Agreement and in enforcing or collecting Obligations and all such expenses together with any money owing as a result of any borrowing permitted hereby shall be a charge on the proceeds of realization and shall be secured hereby.

SECTION 11. JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

         11.1 Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

                  (a) The validity, interpretation and enforcement of this Agreement and the other Financing Agreements and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of California (without giving effect to principles of conflicts of law), except to the extent that the law of another jurisdiction is specified in a Financing Agreement to be governing law for that Financing Agreement.


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
                  (b) Borrowers, Guarantor, Principal Agent, Administrative Agent, Co-Agents and Lenders irrevocably consent and submit to the non-exclusive jurisdiction of the Superior Court of Los Angeles County, California and the United States District Court for the Central District of California and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Administrative Agent or any Lender shall have the right to bring any action or proceeding against any Borrower or Guarantor or its property in the courts of any other jurisdiction which Administrative Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against such Borrower or Guarantor or its property).

                  (c) To the extent permitted by applicable law, each of Borrowers, Guarantor, Principal Agent, Administrative Agent, Co-Agents and each Lender hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to its address set forth on the signature pages hereof and service so made shall be deemed to be completed ten (10) days after the same shall have been so deposited in the U.S. mails, or, at the plaintiff's option, by service upon such party in any other manner provided under the rules of any such courts. Within thirty (30) days after such service, such party shall appear in answer to such process, failing which such party shall be deemed in default and judgment may be entered by plaintiff against such party for the amount of the claim and other relief requested.

                  (d) EACH OF BORROWERS, GUARANTOR, PRINCIPAL AGENT, ADMINISTRATIVE AGENT, CO-AGENTS AND LENDERS HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH OF BORROWERS, GUARANTOR, PRINCIPAL AGENT, ADMINISTRATIVE AGENT, CO-AGENTS AND LENDERS HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWERS, GUARANTOR, PRINCIPAL AGENT, ADMINISTRATIVE AGENT, CO-AGENTS OR LENDERS MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

                  (e) Principal Agent, Administrative Agent, Co-Agents and Lenders shall not have any liability to Borrowers or Guarantor (whether in tort, contract, equity or otherwise) for losses suffered by any Borrower or Guarantor in connection with, arising out of, or in any way related


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
to the transactions or relationships contemplated by this Agreement, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Principal Agent, Administrative Agent, Co-Agent or such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.

         11.2 Waiver of Notices. Each of Borrowers and Guarantor hereby expressly waives demand, presentment, notice of intent to accelerate, notice of acceleration, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein. No notice to or demand on any Borrower or Guarantor which Administrative Agent may elect to give shall entitle any Borrower or Guarantor to any other or further notice or demand in the same, similar or other circumstances. Subject to applicable law, each Borrower hereby expressly waives all rights of notice and hearing of any kind prior to the exercise of rights by Administrative Agent or any Lender from and after the occurrence of an Event of Default to repossess the Collateral with judicial process or to replevy, attach or levy upon the Collateral or other security for the Obligations. Subject to applicable law, each Borrower waives the posting of any bond otherwise required of Administrative Agent or any Lender in connection with any judicial process or proceeding to obtain possession of, replevy, attach or levy upon the Collateral or other security for the Obligations, to enforce any judgment or other court order entered in favor of Administrative Agent or any Lender, or to enforce by specific performance, temporary restraining order, preliminary or permanent injunction, this Agreement or any other Financing Agreement.

         11.3     Amendments and Waivers.

                  (a) Neither this Agreement nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed as provided in Section 11.3(b) hereof. Administrative Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided in Section 11.3(b) hereof. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by Administrative Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power/and or remedy which Administrative Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

                  (b) Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by Administrative Agent and the Required Lenders, and as to amendments to any of the Financing Agreements, by Borrowers; except that any change, waiver, discharge or termination with respect to the following shall require the consent of Administrative Agent and all Lenders:

                           (i)      the extension of the Final Maturity Date,


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
                           (ii)     reduction in the interest rate or any fees
or the extension of the time of payment of interest or any fees or reduction in the principal amount of any Loan or Letter of Credit Accommodations,

                           (iii)    increase in the Commitment of any Lender
over the amount thereof then in effect or provided hereunder (it being understood that a waiver of any Event of Default shall not constitute a change in the terms of any Commitment of any Lender),

                           (iv)     the release of any Collateral (except as
expressly required by the Financing Agreements and except as permitted under
Section 12.11(b) hereof),

                           (v)      the amendment, modification or waiver of:
(A) the terms of the following definitions or any provisions relating thereto:
Eligible Accounts, Eligible Inventory, Excess Availability, Final Maturity Date, Revolving Loan Limit, or (B) any provision of this Section 11.3,

                           (vi)     the reduction of any percentage specified in
the definition of Required Lenders,

                           (vii)    the consent to the assignment or transfer by
any Borrower of any of its rights and obligations under this Agreement, or

                           (viii)   the increase in the advance rates
constituting part of the Borrowing Base.

                  (c) Notwithstanding anything to the contrary contained in
Section 11.3(b) above, in the event that Borrowers and Guarantor request that this Agreement or any other Financing Agreements be amended or otherwise modified in a manner which would require the unanimous consent of Administrative Agent and of all the Lenders and such amendment or other modification is agreed to by the Administrative Agent and Required Lenders, then, with the consent of Borrowers, Guarantor, Administrative Agent and the Required Lenders, Borrowers, Guarantor, Administrative Agent and the Required Lenders may amend this Agreement without the consent of the Lender or Lenders which did not agree to such amendment or other modification (collectively, the "Minority Lenders") to provide for (i) the termination of the Commitment of each of the Minority Lenders, (ii) the addition to this Agreement of one or more other Lenders, or an increase in the Commitment of one or more of the Required Lenders, so that the Commitments, after giving effect to such amendment, shall be in the same aggregate amount as the Commitments immediately before giving effect to such amendment, (iii) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new Lenders or Required Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans of the Minority Lenders immediately before giving effect to such amendment and (iv) the payment of all interest, fees and other Obligations payable or accrued in favor of the Minority Lenders and such other modifications to this Agreement as Borrowers, Guarantor, Administrative Agent and the Required Lenders may determine to be appropriate.

                  (d) The consent of Administrative Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Administrative Agent hereunder or under any


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
of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section.

         11.4 Confidentiality. Each Lender agrees that it will use its reasonable best efforts not to disclose without the prior consent of Borrower Agent confidential information with respect to any Borrower, Guarantor or any of its Subsidiaries which is furnished pursuant to this Agreement; provided that any Lender may disclose any such information (a) to its employees, auditors or counsel, or to Administrative Agent or another Lender if the disclosing Lender or such disclosing Lender's holding or parent company in its sole discretion determines that any such party should have access to such information and such party agrees to be bound by the provisions of this Section 11.4, (b) as has become generally available to the public through no fault of Administrative Agent or Lenders, (c) as may be required or appropriate in any report, statement or testimony submitted to any Governmental Authority having or claiming to have jurisdiction over such Lender, (d) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, (e) in order to comply with any statute or regulation, and (f) to any prospective or actual assignee or Participant in connection with any contemplated transfer or participation of any of the Commitments or any interest therein by such Lender, provided that such assignee or Participant has been generally advised as to the confidentiality of any such confidential information and agrees to be bound by the provisions of this Section 11.4.

         11.5 Indemnification. Each Borrower and Guarantor shall indemnify and hold each of Principal Agent, Administrative Agent, Co-Agents and each Lender, and its respective directors, agents, employees and counsel, harmless from and against any and all losses, claims, damages, liabilities, costs or expenses imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any of the other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including, without limitation, amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel, except for such losses, claims, damages, liabilities, costs or expenses resulting from the gross negligence or willful misconduct of Principal Agent, Administrative Agent, a Co-Agent or a Lender, its respective directors, agents, employees or counsel as determined pursuant to a final, non-appealable order of a court of competent jurisdiction. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which they are permitted to pay under applicable law to Principal Agent, Administrative Agent, Co-Agents and Lenders in satisfaction of indemnified matters under this Section. The foregoing indemnity shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 12. THE ADMINISTRATIVE AGENT

         12.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably designates, appoints and authorizes Administrative Agent to act as Administrative Agent hereunder and under the other Financing


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
Agreements with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto. Administrative Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Lender; (b) shall not be responsible to Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Financing Agreement, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or Obligor or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Lenders for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Administrative Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Administrative Agent shall have been delivered to and acknowledged by Administrative Agent.

         12.2 Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Lenders.

         12.3     Events of Default.

                  (a) Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Administrative Agent has received written notice from a Lender, or any Borrower or Guarantor specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a "Notice of Default or Failure of Condition". In the event that Administrative Agent receives such a Notice of Default or Failure of Condition, Administrative Agent shall give prompt notice thereof to the Lenders. Administrative Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders; provided that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition


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
precedent, as it shall deem advisable in the best interest of Lenders. Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, Administrative Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Administrative Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

                  (b) Except with the prior written consent of Administrative Agent, no Lender may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or Obligor or any of the Collateral or other property of any Borrower or Obligor.

         12.4 Administrative Agent in its Individual Capacity. With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Administrative Agent), so long as Administrative Agent shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include Administrative Agent in its individual capacity as Lender hereunder. Administrative Agent (and any successor acting as Administrative Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with any Borrower and Guarantor (and any of their Subsidiaries or Affiliates) as if it were not acting as Administrative Agent, and Administrative Agent and its Affiliates may accept fees and other consideration from any Borrower and Guarantor for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

         12.5 Indemnification. Lenders agree to indemnify Administrative Agent (to the extent not reimbursed by Borrowers or Guarantor hereunder and without limiting the Obligations of Borrowers or Guarantor hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Administrative Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.

         12.6 Non-Reliance on Administrative Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on Administrative Agent or other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of each Borrower and Guarantor and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Administrative Agent or


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any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements. Administrative Agent shall not be required to keep itself informed as to the performance or observance by any Borrower or Guarantor of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower or Guarantor. Administrative Agent will use reasonable efforts to provide Lenders with any information received by Administrative Agent from any Borrower or Guarantor which is required to be provided to Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Administrative Agent from any Borrower, Guarantor or any Lender; provided that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent's own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower or Guarantor that may come into the possession of Administrative Agent.

         12.7 Failure to Act. Except for action expressly required of Administrative Agent hereunder and under the other Financing Agreements, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Lenders of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

         12.8 Additional Loans. Administrative Agent shall not make any Revolving Loans or provide any Letter of Credit Accommodations to a Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except that Administrative Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to any Borrower exceed the Borrowing Base of such Borrower as such Administrative Agent may deem necessary or advisable in its discretion, provided that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to such Borrower which Administrative Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base of such Borrower shall not exceed the amount equal to ten (10%) percent of the Borrowing Base of such Borrower at the time and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Revolving Loan Limit and (b) without the consent of all Lenders, Administrative Agent shall not make any such additional Loans or Letter of Credit Accommodations more than ninety (90) days from the date of the first such additional Loans or Letter of Credit Accommodations. Each Lender shall be obligated to pay Administrative Agent the amount of its Pro Rata Share of any such additional


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Loans or Letter of Credit Accommodations provided that Administrative Agent is acting in accordance with the terms of this Section 12.8.

         12.9 Concerning the Collateral and the Related Financing Agreements. Each Lender authorizes and directs Administrative Agent to enter into this Agreement and the other Financing Agreements relating to the Collateral, for the ratable benefit of Lenders and Administrative Agent. Each Lender agrees that any action taken by Administrative Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements relating to the Collateral, and the exercise by Administrative Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

         12.10 Field Audit, Examination Reports and other Information; Disclaimer by Lenders. By signing this Agreement, each Lender:

                  (a) is deemed to have requested that Administrative Agent furnish Lender, promptly after it becomes available, a copy of each field audit or examination report and a report with respect to the Borrowing Base prepared by Administrative Agent (each field audit or examination report and weekly report with respect to the Borrowing Base being referred to herein as a "Report" and collectively, "Reports");

                  (b) expressly agrees and acknowledges that Administrative Agent (A) does not make any representation or warranty as to the accuracy of any Report, or (B) shall not be liable for any information contained in any Report; provided that nothing contained in this Section 12.10 shall be construed to limit the liability of Administrative Agent under Section 12.1(c) hereof in the event of the gross negligence or willful misconduct of Administrative Agent as determined pursuant to a final non-appealable order of a court of competent jurisdiction;

                  (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding any Borrower and Guarantor and will rely significantly upon Borrowers' books and records, as well as on representations of Borrowers' personnel; and

                  (d) agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 11.4 hereof, and not to distribute or use any Report in any other manner.

         12.11    Collateral Matters.

                  (a) Administrative Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances ("Special Administrative Agent Advances") which Administrative Agent, in its sole discretion, deems necessary or desirable either (i) to preserve or protect the Collateral or any portion thereof or (ii) to pay any other amount chargeable to any Borrower pursuant to the terms of this Agreement consisting of costs, fees and expenses and payments to any issuer of Letter of Credit Accommodations. Special Administrative Agent Advances shall


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be repayable on demand and be secured by the Collateral. Special Administrative
Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder. Administrative Agent shall notify each Lender and Borrower Agent in writing of each such Special Administrative Agent Advance, which notice shall include a description of the purpose of such Special Administrative Agent Advance. Without limitation of its obligations pursuant to
Section 6.9, each Lender agrees that it shall make available to Administrative Agent, upon Administrative Agent's demand, in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Special Administrative Agent Advance. If such funds are not made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon, for each day from the date such payment was due until the date such amount is paid to Administrative Agent at the interest rate then payable by Borrowers in respect of the Revolving Loans as set forth in Section 3.1(a) hereof.

                  (b) Lenders hereby irrevocably authorize Administrative Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrower Agent certifies to Administrative Agent that the sale or disposition is made in compliance with
Section 9.7 hereof (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower or Guarantor did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value of less than $5,000,000, or (v) if approved, authorized or ratified in writing by all of Lenders. Except as provided above, Administrative Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders (and any Lender may require that the proceeds from any sale or other disposition of the Collateral to be so released be applied to the Obligations in a manner satisfactory to such Lender).

                  (c) Without any manner limiting Administrative Agent's authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Administrative Agent, the authority to release Collateral conferred upon Administrative Agent under this Section. Administrative Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Administrative Agent for itself and the benefit of the Lenders upon any Collateral to the extent set forth above; provided that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower or Guarantor in respect of) the Collateral retained by Borrowers or Guarantor.

                  (d) Administrative Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any


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
Borrower or Guarantor or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Administrative Agent herein or pursuant hereto or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its discretion, given Administrative Agent's own interest in the Collateral as a Lender and that Administrative Agent shall have no duty or liability whatsoever to any other Lender.

         12.12 Agency for Perfection. Administrative Agent and each Lender hereby appoints each Lender as agent for the purpose of perfecting the security interests in and liens upon the Collateral of Administrative Agent for itself and the ratable benefit of Lenders in assets which, in accordance with Article 9 of the UCC can be perfected only by possession. Should any Lender obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent's instructions.

SECTION 13. TERM OF AGREEMENT; MISCELLANEOUS

         13.1     Term.

                  (a) This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on the Final Maturity Date, unless sooner terminated pursuant to the terms hereof. Upon the effective date of termination of the Financing Agreements, Borrowers and Guarantor shall pay to Administrative Agent, for the ratable benefit of Lenders, in full, all outstanding and unpaid Obligations and shall furnish cash collateral to Administrative Agent, for the ratable benefit of Lenders, in such amounts as Administrative Agent determines in good faith are reasonably necessary to secure Administrative Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and legal expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Administrative Agent and Lenders have not yet received final and indefeasible payment. Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to such bank account of Administrative Agent, as Administrative Agent may, in its discretion, designate in writing to Borrower Agent for such purpose. Interest shall be due until and including the next business day, if the amounts so paid by Borrowers to the bank account designated by Administrative Agent are received in such bank account later than 10:30 a.m. California time.

                  (b) No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower or Guarantor of its respective duties, obligations and


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
covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid, and the continuing security interest of Administrative Agent, for itself and the ratable benefit of Lenders, in the Collateral and the rights and remedies of Administrative Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid.

         13.2     Interpretative Provisions.

                  (a) All terms used herein which are defined in Article 1 or
Article 9 of the Uniform Commercial Code shall have the meanings given therein unless otherwise defined in this Agreement.

                  (b) All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

                  (c) All references to any Borrower, Guarantor, Principal Agent, Administrative Agent, Co-Agent and Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and permitted assigns.

                  (d) The words "hereof", "herein", "hereunder", "this Agreement" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

                  (e) The word "including" when used in this Agreement shall mean "including, without limitation".

                  (f) An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured in a manner satisfactory to Administrative Agent, if such Event of Default is capable of being cured as determined in good faith by Administrative Agent.

                  (g) Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers and Guarantor most recently received by Administrative Agent prior to the date hereof.

                  (h) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

                  (i) Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other


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Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

                  (j) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (k) This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                  (l) This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Administrative Agent and Lenders and the other parties, and are the products of all parties. Accordingly, this Agreement and the other Financing Agreements shall not be construed against Administrative Agent or Lenders merely because of Administrative Agent's or any Lender's involvement in their preparation.

         13.3 Notices. All notices, requests and demands hereunder shall be in writing and (a) made to Principal Agent, Administrative Agent and Lenders at their addresses set forth below and to any Borrower and Guarantor at their addresses specified as "Address for Notice" set forth below, or to such other address as either party may designate by written notice to the other in accordance with this provision, and (b) deemed to have been given or made, and to be received by the party to whom it is directed: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon electronic confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, ten (10) days after mailing, postage prepaid.

         13.4 Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

         13.5 Successors. This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Lenders, Principal Agent, Administrative Agent, Co-Agents, Borrowers and Guarantor and their respective successors and assigns, except that Borrowers and Guarantor may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Administrative Agent and Lenders. No Lender may assign its rights and obligations under this Agreement (or any part thereof) without the prior written consent of all Lenders and Administrative Agent, except as permitted under Section 13.6 hereof. Any purported assignment by a Lender without such prior express consent or compliance with Section 13.6 where applicable, shall be void. The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Guarantor, Principal Agent, Administrative


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Agent, Co-Agents and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

         13.6     Assignments; Participations.

                  (a) Each Lender may (i) assign all or a portion of its rights and obligations under this Agreement (including, without limitation, a portion of its Commitment, the Loans owing to it and its rights and obligations as a Lender with respect to Letters of Credit Accommodations) and the other Financing Agreements to its parent company and/or any Affiliate of such Lender which is at least fifty percent (50%) owned by such Lender or its parent company or to one or more Lenders or (ii) assign all, or if less than all a portion equal to at least $5,000,000 in the aggregate for the assigning Lender or assigning Lenders, of such rights and obligations under this Agreement to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided that (A) the consent of Administrative Agent shall be required in connection with any assignment to an Eligible Transferee pursuant to clause (ii) above; and (B) if the Eligible Transferee is not a bank, Administrative Agent shall receive a representation in writing by such Eligible Transferee that either (1) no part of its acquisition of its Loans is made out of assets of any employee benefit plan, or (2) after consultation, in good faith, with Borrowers and provision by Borrowers of such information as may be reasonably requested by such Eligible Transferee, the acquisition and holding of such Commitments and Loans does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and
Section 4975 of the Code, or (3) such assignment is an "insurance company general account," as such term is defined in the Department of Labor Prohibited Transaction Class Exemption 95.60 (issued July 12, 1995) ("PTCE 95-60), and, as of the date of the assignment, there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of such Eligible Transferee and (C) such transfer or assignment will not be effective until recorded by the Administrative Agent on the Register. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code.

                  (b) Administrative Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount of their Loans (the "Register"). Administrative Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance. Upon its receipt of each Assignment and Acceptance, Administrative Agent will give prompt notice thereof to Lenders and deliver to each of them a copy of the executed Assignment and Acceptance. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Guarantor, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all


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
purposes of this Agreement. The Register shall be available for inspection by Borrowers, Guarantor and any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  (c) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance,
(i) the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

                  (d) By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers, Guarantor or any of their Subsidiaries or the performance or observance by Borrowers or Guarantor of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and
(vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender. Administrative Agent and Lenders may furnish any information concerning Borrowers, Guarantor or their Subsidiaries in the possession of Administrative Agent or any Lender from time to time to assignees and Participants.

                  (e) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Administrative Agent or the other Lenders); provided that (i) such Lender's obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other


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Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, Guarantor, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Financing Agreements, (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower or Obligor hereunder shall be determined as if such Lender had not sold such participation, and (iv) if such Participant is not a bank, represent that either (A) no part of its acquisition of its participation is made out of assets of any employee benefit plan, or (B) after consultation, in good faith, with Borrower Agent and provision by Borrower Agent of such information as may be reasonably requested by the Participant, the acquisition and holding of such participation does not constitute a non-exempt prohibited transaction under Section 406 of ERISA and
Section 4975 of the Code, or (C) such participation is an "insurance company general account, " as such term is defined in the "PTCE 95-60", and, as of the date of the transfer there is no "employee benefit plan" with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such "employee benefit plan" and all other "employee benefit plans" maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTCE 95-60) or by the same employee organization (in each case determined in accordance with the provisions of PTCE 95-60) exceeds ten percent (10%) of the total reserves and liabilities of such general account (as determined under PTCE 95-60) (exclusive of separate account liabilities) plus surplus as set forth in the National Association of Insurance Commissioners Annual Statement filed with the state of domicile of the Participant. As used in this Section, the term "employee benefit plan" shall have the meaning assigned to it in Title I of ERISA and shall also include a "plan" as defined in Section 4975(e)(1) of the Code. Participants will be entitled to the benefits of Sections 3.1(c), 3.2 and 6.5 as fully as if they were Lenders hereunder, provided that any claim by a Participant under any of the foregoing sections must be made through a Lender.

                  (f) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank.

                  (g) Borrowers and Guarantor shall assist Administrative Agent or any Lender permitted to sell assignments or participations under this Section
13.6 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential assignees or Participants. Borrowers and Guarantor shall certify the correctness, completeness and accuracy of all descriptions of each Borrower and Guarantor and their affairs provided, prepared or reviewed by Borrowers and Guarantor that are contained in any selling materials and all other information provided by them and included in such materials.


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         13.7     Participant's Security Interests. If a Participant shall at any time participate with any Lender in the Loans and Letter of Credit Accommodations, each Borrower hereby grants to such Participant and such Participant shall have and is hereby given, a continuing lien on and security interest in any money, securities and other property of such Borrower in the custody or possession of the Participant, including the right of setoff, to the extent of the Participant's participation in the Obligations, and such Participant shall be deemed to have the same right of setoff to the extent of its participation in the Obligations, as it would have if it were a direct Lender.

         13.8 Entire Agreement. This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.

         13.9 Attachment. The security interest hereby is intended to attach when this Agreement is executed by each of the Borrowers and delivered to Administrative Agent.

         13.10 Acknowledgment. Each of the Borrowers and Guarantor acknowledges receipt of a copy of this Agreement.

         13.11 Judgment Currency. To the extent permitted by applicable law, the obligations of Borrowers in respect of any amount due under this Agreement shall, notwithstanding any payment in any other currency (the "Other Currency") (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the "Agreed Currency") that a Lender may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which such Lender receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, Borrowers shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of a Borrower not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

         13.12 Execution in Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument.

         13.13 Facsimile. This Agreement may be executed and delivered by facsimile transmission and the parties may rely on all such facsimile signatures as though such facsimile signatures were original signatures.

SECTION 14. JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS

         14.1 Independent Obligations; Subrogation. The Obligations of each Borrower hereunder are joint and several. To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy which such Borrower now has or hereafter acquires against any other Borrower that arises hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Administrative Agent or Lenders against any Borrower or any Collateral which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise until the Obligations are fully paid and finally discharged. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which any Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations until the Obligations are fully paid and finally discharged. Each Borrower also hereby waives any rights of recourse to or with respect to any asset of the other Borrowers until the Obligations are fully paid and finally discharged.

         14.2 Authority to Modify Obligations and Security. Each Borrower authorizes Administrative Agent and Lenders, without notice or demand and without affecting any Borrowers' liability hereunder, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, to: (i) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of, any document or agreement evidencing or relating to any Obligations as such Obligations relate to the other Borrowers, including, without limitation, to increase or decrease the rate of interest thereon; (ii) accept, substitute, waive, defease, increase, release, exchange or otherwise alter any Collateral, in whole or in part, securing the other Borrowers' Obligations; (iii) apply any and all such Collateral and direct the order or manner of sale thereof as Administrative Agent or Lenders, in their sole discretion, may determine; (iv) deal with the other Borrowers as Administrative Agent or Lenders may elect; (v) in Administrative Agent's or Lenders' sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any of the other Borrowers' Obligations and/or any of the Collateral in any manner, and bid and purchase any of the collateral at any sale thereof; (vi) apply any and all payments or recoveries from the other Borrowers as Administrative Agent or Lenders, in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all whether such Obligations are secured or unsecured or guaranteed or not guaranteed by others; and (vii) apply any sums realized from Collateral furnished by the other Borrowers upon any of its indebtedness or obligations to Administrative Agent or Lenders as they in their sole discretion, may determine, whether or not such indebtedness relates to the Obligations; all without in any way diminishing, releasing or discharging the liability of any Borrower hereunder.

         14.3 Waiver of Defenses. Upon an Event of Default by any Borrower in respect of any Obligations, Administrative Agent or Lenders may, at their option and without additional notice to any Borrower, proceed directly against any Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each Borrower waives any right to require Administrative Agent or Lenders to: (i) proceed against the other Borrowers or any other person whomsoever; (ii) proceed against or exhaust any Collateral given to or held by Administrative Agent or Lenders in connection with the Obligations; (iii) give notice of the terms, time and place of any public or private sale of any of the Collateral except as otherwise provided herein; or (iv) pursue any other remedy in Administrative Agent or any Lender's power whatsoever. A separate action or actions may be brought and prosecuted against any Borrower whether or not action is brought against the other Borrowers and whether the other Borrowers be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability hereunder or the enforcement hereof, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability hereunder.

         14.4 Exercise of Administrative Agent's and Lenders' Rights. Each Borrower hereby authorizes and empowers Administrative Agent and Lenders in their sole discretion, without any notice or demand to such Borrower whatsoever and without affecting the liability of such Borrower hereunder, to exercise any right or remedy which Administrative Agent or Lenders may have available to them against the other Borrowers.

         14.5 Additional Waivers. Each Borrower waives any defense arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Administrative Agent or Lenders or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any Collateral by operation of law or otherwise. The Obligations shall be enforceable against each Borrower without regard to the validity, regularity or enforceability of any of the Obligations with respect to any of the other Borrowers or any of the documents related thereto or any collateral security documents securing any of the Obligations. No exercise by Administrative Agent or Lenders of, and no omission of Administrative Agent or Lenders to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Administrative Agent or Lenders against any Borrower or any Collateral shall in any way suspend, discharge, release, exonerate or otherwise affect any of the Obligations or any Collateral furnished by the Borrowers or give to the Borrowers any right of recourse against Administrative Agent or Lenders except for gross negligence or willful misconduct. Each Borrower specifically agrees that the failure of Administrative Agent or Lenders: (i) to perfect any lien on or security interest in any property heretofore or hereafter given any Borrower to secure payment of the Obligations, or to record or file any document relating thereto or (ii) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of any Borrower shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of any Borrower hereunder.

         14.6 Additional Indebtedness. Additional Obligations may be created from time to time at the request of any Borrower and without further authorization from or notice to any other Borrower even though the borrowing Borrower's financial condition may deteriorate since the date hereof. Each Borrower waives the right, if any, to require Administrative Agent or Lenders to disclose to such Borrower any information it may now have or hereafter acquire concerning the other Borrowers' character, credit, Collateral, financial condition or other matters. Each

Borrower has established adequate means to obtain from the other Borrowers on a continuing basis financial and other information pertaining to such Borrower's business and affairs, and assumes the responsibility for being and keeping informed of the financial and other conditions of the other Borrowers and of all circumstances bearing upon the risk of nonpayment of the Obligations which diligent inquiry would reveal. Administrative Agent and Lenders need not inquire into the powers of any Borrower or the authority of any of their respective officers, directors, partners or agents acting or purporting to act in their behalf, and any obligations created in reliance upon the purported exercise of such power or authority is hereby guaranteed. All obligations of each Borrower to Administrative Agent and Lenders heretofore, now or hereafter created shall be deemed to have been granted at each Borrower's special insistence and request and in consideration of and in reliance upon this Agreement.

         14.7 Notices, Demands, Etc. Except as expressly provided by this Agreement, Administrative Agent and Lenders shall be under no obligation whatsoever to make or give to any Borrower, and each Borrower hereby waives diligence, all demands, presentments, protests, notices of protests, notices of protests, notices of nonperformance, notices of dishonor, and all other notices of every kind or nature, including notice of the existence, creation or incurring of any new or additional Obligations.

         14.8 Subordination. Except as otherwise provided in this Section 14.8, any indebtedness of any Borrower now or hereafter owing to any other Borrower is hereby subordinated to the Obligations, whether heretofore, now or hereafter created, and whether before or after notice of termination hereof, and, following the occurrence and during the continuation of an Event of Default, no Borrower shall, without the prior consent of Required Lenders, pay in whole or in part any of such indebtedness nor will any such Borrower accept any payment of or on account of any such indebtedness at any time while such Borrower remains liable hereunder. At the request of Administrative Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall pay to Administrative Agent all or any part of such subordinated indebtedness and any amount so paid to Administrative Agent at its request shall be applied to payment of the Obligations. Each payment on the indebtedness of any Borrower to the other Borrowers received in violation of any of the provisions hereof shall be deemed to have been received by any other Borrower as trustee for Administrative Agent and Lenders and shall be paid over to Administrative Agent immediately on account of the Obligations, but without otherwise affecting in any manner any such Borrower's liability under any of the provisions of this Agreement. Each Borrower agrees to file all claims against the other Borrowers in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any indebtedness of the other Borrowers to such Borrower, and Administrative Agent and Lenders shall be entitled to all of any such Borrower's rights thereunder. If for any reason any such Borrower fails to file such claim at least thirty (30) days prior to the last date on which such claim should be filed, Administrative Agent, as such Borrower's attorney-in-fact, is hereby authorized to do so in Borrowers' name or, in Administrative Agent's discretion, to assign such claim to, and cause a proof of claim to be filed in the name of, Administrative Agent's nominee. In all such cases, whether in administration, bankruptcy or otherwise, the person or persons authorized to pay such claim shall pay to Administrative Agent the full amount payable on the claim in the proceeding, and to the full extent necessary for that purpose any such Borrower hereby assigns to Administrative Agent all such Borrower's rights to any payments or distributions to which such Borrower otherwise would be entitled. If the amount so paid is greater than any such Borrower's liability hereunder, Administrative Agent will pay the excess amount to the party entitled thereto.

         14.9 Revival. If any payments of money or transfers of property made to Administrative Agent or Lenders by any Borrower should for any reason subsequently be declared to be, or in Administrative Agent's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (hereinafter collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Administrative Agent's counsel's good faith opinion may be so liable to repay or restore, any such voidable transfer, or the amount or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all reasonable costs and expenses (including reasonable attorneys' fees) of Administrative Agent related thereto, such Borrower's liability hereunder shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Administrative Agent and Lenders.

         14.10 Understanding of Waivers. Each Borrower warrants and agrees that the waivers set forth in this Section 14 are made with full knowledge of their significance and consequences. If any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

         IN WITNESS WHEREOF, Principal Agent, Administrative Agent, Co-Agents, Lenders, Borrowers and Guarantor have caused these presents to be duly executed as of the day and year first above written.


                                    BORROWERS

BELL MICROPRODUCTS INC.                         BELL MICROPRODUCTS-FUTURE TECH, INC.

By:_____________________________________        By:_____________________________________

Title:__________________________________        Title:__________________________________

Chief Executive Office:                         Chief Executive Office:

1941 Ringwood Avenue                            7630 NW 25th Street
San Jose, California 95131                      Miami, Florida 33122

Address for Notice:                             Address for Notice:

1941 Ringwood Avenue                            1941 Ringwood Avenue
San Jose, California 95131                      San Jose, California  95131
Attn:  Remo Canessa or Don Bell                 Attn:  Remo Canessa or Don Bell
Fax:   (408) 451-1632                           Fax:   (408) 451-1632


RORKE DATA, INC.                                BELL MICROPRODUCTS CANADA-TENEX DATA ULC

By:_____________________________________        By:_____________________________________

Title:__________________________________        Title:__________________________________

Chief Executive Office:                         Chief Executive Office:

9700 West 76th Street                           4118 14th Avenue #5
Eden Prairie, Minnesota 55344                   Markham, Ontario, L3R0J3 Canada

Address for Notice:                             Address for Notice:

1941 Ringwood Avenue                            1941 Ringwood Avenue
San Jose, California  95131                     San Jose, California  95131
Attn:  Remo Canessa or Don Bell                 Attn:  Remo Canessa or Don Bell
Fax:   (408) 451-1632                           Fax:   (408) 451-1632

                                    GUARANTOR

BELL MICROPRODUCTS CANADA INC.

By:_____________________________________

Title:__________________________________

Chief Executive Office:

1941 Ringwood Avenue
San Jose, California 95131

Address for Notice:

1941 Ringwood Avenue
San Jose, California  95131
Attn:  Remo Canessa or Don Bell
Fax:   (408) 451-1632


                                 PRINCIPAL AGENT

FIRST UNION NATIONAL BANK,
as Principal Agent

By:_____________________________________

Title:__________________________________

Address:


________________________________________
________________________________________
Attn:
Fax:

                              ADMINISTRATIVE AGENT

CONGRESS FINANCIAL
CORPORATION, (WESTERN), as
Administrative Agent

By:_____________________________________

Title:__________________________________

Address:

251 S. Lake Avenue, Suite 900
Pasadena, California 91101
Attn:  Gary Whitaker
Fax:   (626) 304-4949


                              CO-AGENTS AND LENDERS

CONGRESS FINANCIAL CORPORATION (WESTERN)        BANK OF AMERICA, N.A.

By:_____________________________________        By:_____________________________________

Title:__________________________________        Title:__________________________________

Address:                                        Address:

251 S. Lake Avenue, Suite 900                   55 S. Lake Avenue, Suite 900
Pasadena, California 91101                      Pasadena, California 91101

Revolving Loan Commitment:                      Revolving Loan Commitment:
$87,500,000                                     $87,500,000


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
                                TABLE OF CONTENTS

                                                                                                               PAGE
SECTION 1.   DEFINITIONS.....................................................................................    1

SECTION 2.   CREDIT FACILITIES...............................................................................   19

    2.1      Revolving Loan Facility.........................................................................   19

    2.2      Letter of Credit Accommodations.................................................................   20

    2.3      Acquisition Loans...............................................................................   23

    2.4      Commitments.....................................................................................   24

    2.5      Revolving Loan Limit............................................................................   24

    2.6      Bank Products...................................................................................   24

SECTION 3.   INTEREST AND FEES...............................................................................   25

    3.1      Interest........................................................................................   25

    3.2      Changes in Laws and Increased Costs of Loans....................................................   27

    3.3      Fees............................................................................................   28

SECTION 4.   CONDITIONS PRECEDENT............................................................................   29

    4.1      Conditions Precedent to Initial Loans and Letter of Credit Accommodations.......................   29

    4.2      Conditions Precedent to All Loans and Letter of Credit Accommodations...........................   31

SECTION 5.   SECURITY INTEREST...............................................................................   32

SECTION 6.   COLLECTION AND ADMINISTRATION...................................................................   33

    6.1      Borrowers' Loan Account.........................................................................   33

    6.2      Statements......................................................................................   33

    6.3      Collection of Accounts..........................................................................   34

    6.4      Payments........................................................................................   35

    6.5      Taxes...........................................................................................   36

    6.6      Authorization to Make Loans.....................................................................   38

    6.7      Appointment of Administrative Agent for Requesting Loans and Receipts of Loans and Statements...   38

    6.8      Mandatory Prepayments...........................................................................   39

    6.9      Use of Proceeds.................................................................................   39

    6.10     Pro Rata Treatment..............................................................................   40

    6.11     Sharing of Payments, Etc........................................................................   40

    6.12     Settlement Procedures...........................................................................   41


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
SECTION 7.   COLLATERAL REPORTING AND COVENANTS..............................................................   43

    7.1      Collateral Reporting............................................................................   43

    7.2      Accounts Covenants..............................................................................   44

    7.3      Inventory Covenants.............................................................................   45

    7.4      Equipment Covenants.............................................................................   47

    7.5      Power of Attorney...............................................................................   47

    7.6      Bills of Lading and Other Documents of Title....................................................   48

    7.7      Right to Cure...................................................................................   49

    7.8      Access to Premises..............................................................................   49

SECTION 8.   REPRESENTATIONS AND WARRANTIES..................................................................   49

    8.1      Existence, Power and Authority; Subsidiaries....................................................   50

    8.2      Financial Statements; No Material Adverse Change................................................   50

    8.3      Chief Executive Office; Collateral Locations....................................................   50

    8.4      Priority of Liens; Title to Properties..........................................................   50

    8.5      Tax Returns.....................................................................................   51

    8.6      Litigation......................................................................................   51

    8.7      Compliance with Other Agreements and Applicable Laws............................................   51

    8.8      Environmental Compliance........................................................................   52

    8.9      Employee Benefits...............................................................................   53

    8.10     Bank Accounts...................................................................................   54

    8.11     Intellectual Property...........................................................................   55

    8.12     Financial Statements............................................................................   55

    8.13     Disclosure......................................................................................   56

    8.14     Governmental Authority..........................................................................   56

    8.15     Capitalization..................................................................................   56

    8.16     Labor Disputes..................................................................................   57

    8.17     Corporate Name; Prior Transactions..............................................................   57

    8.18     Restrictions on Subsidiaries....................................................................   57

    8.19     Survival of Warranties; Cumulative..............................................................   57

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS..............................................................   58

    9.1      Maintenance of Existence........................................................................   58


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
    9.2      New Collateral Locations........................................................................   58

    9.3      Compliance with Laws, Regulations, Etc..........................................................   58

    9.4      Payment of Taxes and Claims.....................................................................   59

    9.5      Insurance.......................................................................................   60

    9.6      Financial Statements and Other Information......................................................   60

    9.7      Sale of Assets, Consolidation, Merger, Dissolution, Etc.........................................   62

    9.8      Encumbrances....................................................................................   63

    9.9      Indebtedness....................................................................................   64

    9.10     Loans, Investments, Guarantees, Etc.............................................................   67

    9.11     Dividends and Redemptions.......................................................................   69

    9.12     Transactions with Affiliates....................................................................   69

    9.13     Financial Covenants.............................................................................   70

    9.14     Changes in Business.............................................................................   70

    9.15     Sale and Leasebacks.............................................................................   70

    9.16     Pension Plans...................................................................................   70

    9.17     Additional Bank Accounts........................................................................   71

    9.18     End of Fiscal Years; Fiscal Quarters............................................................   71

    9.19     Costs and Expenses..............................................................................   71

    9.20     Further Assurances..............................................................................   72

    9.21     Applications under the Companies' Creditors Arrangement Act.....................................   72

SECTION 10.  EVENTS OF DEFAULT AND REMEDIES..................................................................   72

    10.1     Events of Default...............................................................................   72

    10.2     Remedies........................................................................................   75

SECTION 11.  JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW....................................   77

    11.1     Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver...........................   77

    11.2     Waiver of Notices...............................................................................   78

    11.3     Amendments and Waivers..........................................................................   79

    11.4     Confidentiality.................................................................................   80

    11.5     Indemnification.................................................................................   81

SECTION 12.  THE ADMINISTRATIVE AGENT........................................................................   81


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
    12.1     Appointment, Powers and Immunities..............................................................   81

    12.2     Reliance by Administrative Agent................................................................   82

    12.3     Events of Default...............................................................................   82

    12.4     Administrative Agent in its Individual Capacity.................................................   82

    12.5     Indemnification.................................................................................   83

    12.6     Non-Reliance on Administrative Agent and Other Lenders..........................................   83

    12.7     Failure to Act..................................................................................   84

    12.8     Additional Loans................................................................................   84

    12.9     Concerning the Collateral and the Related Financing Agreements..................................   84

    12.10    Field Audit, Examination Reports and other Information; Disclaimer by Lenders...................   84

    12.11    Collateral Matters..............................................................................   85

    12.12    Agency for Perfection...........................................................................   86

SECTION 13.  TERM OF AGREEMENT; MISCELLANEOUS................................................................   87

    13.1     Term............................................................................................   87

    13.2     Interpretative Provisions.......................................................................   87

    13.3     Notices.........................................................................................   88

    13.4     Partial Invalidity..............................................................................   89

    13.5     Successors......................................................................................   89

    13.6     Assignments; Participations.....................................................................   89

    13.7     Participant's Security Interests................................................................   92

    13.8     Entire Agreement................................................................................   92

    13.9     Attachment......................................................................................   92

    13.10    Acknowledgment..................................................................................   93

    13.11    Judgment Currency...............................................................................   93

    13.12    Execution in Counterparts.......................................................................   93

    13.13    Facsimile.......................................................................................   93

SECTION 14.  JOINT AND SEVERAL LIABILITY AND SURETYSHIP WAIVERS..............................................   93

    14.1     Independent Obligations; Subrogation............................................................   93

    14.2     Authority to Modify Obligations and Security....................................................   93

    14.3     Waiver of Defenses..............................................................................   94


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                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                                               PAGE
    14.4     Exercise of Administrative Agent's and Lenders' Rights..........................................   94

    14.5     Additional Waivers..............................................................................   94

    14.6     Additional Indebtedness.........................................................................   95

    14.7     Notices, Demands, Etc...........................................................................   95

    14.8     Subordination...................................................................................   95

    14.9     Revival.........................................................................................   96

    14.10    Understanding of Waivers........................................................................   96


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